As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201458

Prospectus Supplement

(To Prospectus Dated April 27, 2015)

2,860,000 Shares

Common Stock

We are offering 2,860,000 shares of our common stock.

Our common stock is listed on The NASDAQ Global Market under the symbol “PRTK.” The last reported sale price of our common stock on The NASDAQ Global Market on April 29, 2015 was $25.11 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$24.50	$70,070,000
Underwriting discounts and commissions(1)	$1.47	$4,204,200
Proceeds, before expenses, to us	$23.03	$65,865,800

(1)	We refer you to “Underwriting” beginning on page S-80 of this prospectus supplement for additional information regarding total underwriter compensation.

We have granted the underwriters an option for 30 days from the date of this prospectus supplement to purchase up to 429,000 additional shares of our common stock. See “Underwriting” for more information.

The underwriters expect to deliver the shares to purchasers on or about May 5, 2015 through the book-entry facilities of The Depository Trust Company.

Book-Running Managers

Leerink Partners	Guggenheim Securities

Lead Manager

Ladenburg Thalmann

Co-Managers

BTIG	Cantor Fitzgerald & Co.

Prospectus Supplement dated April 29, 2015

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “Paratek,” “the Company” and similar designations refer, collectively, to Paratek Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page S-7 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Business

Overview

We are a pharmaceutical company focused on the development and commercialization of innovative, antibacterial therapeutics based upon tetracycline chemistry. We have used our expertise in microbial biology and tetracycline chemistry to create chemically diverse and biologically distinct small molecules derived from the tetracycline class of molecules. Our two lead antibacterial product candidates are omadacycline and sarecycline. Omadacycline is ready to advance into Phase 3, the final stage of clinical development. Sarecycline entered Phase 3 clinical development in December 2014.

Omadacycline

Our first late-stage, lead antibacterial product candidate, omadacycline, is a novel, broad-spectrum antibiotic being developed for potential use as an empiric monotherapy for serious, community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. Empiric monotherapy refers to the use of a single, antibacterial agent to begin treatment of an infection before the specific pathogen causing the infection has been identified. We believe omadacycline has the potential to be used in the emergency room, hospital and community settings. We have designed omadacycline to provide potential advantages over existing antibiotics, including activity against antibiotic-resistant bacteria, broad spectrum of coverage, intravenous and oral formulations with once-daily dosing and a favorable safety and tolerability profile. We believe that omadacycline has the potential to become the primary antibiotic choice of physicians for use as an empiric monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious, community-acquired bacterial infections.

We have successfully completed clinical studies necessary to advance omadacycline into Phase 3 clinical development. We have reached an agreement with the U.S. Food and Drug Administration, or the FDA, for two separate Special Protocol Assessment, or SPA, agreements with regard to Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP. An SPA agreement documents the FDA’s agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the trial is successfully completed, will support a new drug application, or an NDA, submission. An SPA agreement is intended to provide greater assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of NDA approval. An SPA may only be changed through a written agreement between the sponsor and the FDA or if the FDA becomes aware of new public health concerns. SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA. In April 2015, we received confirmation from the FDA that our protocols, as submitted, continue to be covered by the SPA agreements.

Under our SPA agreements, we plan to commence a pivotal registration program that includes two Phase 3 trials of omadacycline, one each for the treatment of CABP and ABSSSI in 2015. Our two prior randomized clinical trials of omadacycline compared omadacycline to linezolid, marketed under the name Zyvox by Pfizer Inc. in the United States, a leading synthetic antibiotic used for the treatment of serious bacterial skin infections. These clinical trials evaluated both IV and oral forms of omadacycline compared to IV and oral forms of linezolid in 359 patients. Based on these studies, a Phase 2 trial and a prior Phase 3 trial, we believe that omadacycline’s clinical response rates and adverse event rates appear to be comparable to linezolid in serious bacterial skin infections.

Sarecycline

Our second late-stage, lead antibacterial product candidate, sarecycline, previously known as WC3035, is a novel, once-daily, tetracycline-derived compound designed for use in the treatment of acne and rosacea. We believe that, based upon the data generated to-date, sarecycline possesses favorable anti-inflammatory activity, plus narrow-spectrum antibacterial activity relative to other tetracycline-derived molecules. Additionally, we believe its oral bioavailability, lack of crossing the blood-brain barrier, and favorable pharmacokinetic, or PK, properties make it particularly well-suited for the treatment of inflammatory acne in the community setting. We have exclusively licensed rights to sarecycline for the treatment of acne in the United States to Warner Chilcott, now Actavis plc, or Actavis, while retaining rights in the rest of the world. Actavis has informed us that sarecycline entered Phase 3 clinical trials in December 2014 for acne. In addition, we have granted Actavis an exclusive license to develop and commercialize sarecycline for the treatment of rosacea in the United States, which converted to a non-exclusive license in December 2014 after Actavis did not exercise its development option with respect to rosacea. There are currently no clinical trials in rosacea under way. Actavis has announced that upon the closing their merger with Allergan Inc. and, subject to board approval and ratification, the new combined company will be called Allergan. We do not plan to develop or commercialize sarecycline ourselves, but intend to out-license rest of world rights.

The following table summarizes the primary therapeutic applications for our two Phase 3 ready product candidates:

(1)	Updated SPA agreements were received from the FDA for ABSSSI and CABP in November 2013 and we received confirmation from the FDA in April 2015 that our protocols, as submitted, continue to be covered by the SPA agreements. QIDP status for IV and oral formulations has been received in all three indications.
(2)	UTI program being developed. QIDP status has been received in cUTI.
(3)	We retain rights to sarecycline outside of the United States. Up to $17 million in regulatory milestones and mid-single digits to the low double digits royalties may be earned by us from Actavis on U.S. net sales.

Corporate History

Merger of Novacea, Inc. and Transcept Pharmaceuticals, Inc.

We are a Delaware corporation that was incorporated in February 2001 as D-Novo Therapeutics, Inc., which later changed its corporate name to Novacea, Inc., or Novacea. Novacea previously traded on The NASDAQ Global Market under the ticker symbol “NOVC.” On January 30, 2009, Novacea completed a business combination with privately-held Transcept Pharmaceuticals, Inc., or Old Transcept, pursuant to which Old Transcept became a wholly-owned subsidiary of Novacea, and the corporate name of Novacea was changed to “Transcept Pharmaceuticals, Inc.,” or Transcept. In connection with the closing of such transaction, Transcept common stock began trading on The NASDAQ Global Market under the ticker symbol “TSPT” on February 3, 2009.

Merger of Transcept Pharmaceuticals, Inc. and Paratek Pharmaceuticals, Inc.

On October 30, 2014, Transcept completed a business combination with privately-held Paratek Pharmaceuticals, Inc., or Old Paratek, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of June 30, 2014, by and among Transcept, Tigris Merger Sub, Inc., or Merger Sub, Tigris Acquisition Sub, LLC, or Merger LLC, and Old Paratek, or the Merger Agreement, pursuant to which Merger Sub merged with and into Old Paratek, with Old Paratek surviving as a wholly-owned subsidiary of Transcept, followed by the Merger of Old Paratek with and into Merger LLC, with Merger LLC surviving as a wholly-owned subsidiary of Transcept (we refer to these mergers together as the Merger). Immediately following the Merger, Transcept changed its name to “Paratek Pharmaceuticals, Inc.”, and Merger LLC changed its name to “Paratek Pharma, LLC.” In connection with the closing of the Merger, our common stock began trading on The NASDAQ Global Market under the ticker symbol “PRTK” on October 31, 2014.

Our principal executive offices are located at 75 Kneeland Street, Boston, MA 02111, and our telephone number is (617) 275-0400.

The Offering

Common Stock offered by us	2,860,000 shares, plus up to an additional 429,000 shares if the underwriters exercise their option to purchase additional shares in full.

Common Stock to be outstanding after this offering	17,277,936 shares, or 17,706,936 shares if the underwriters exercise their option to purchase additional shares in full.

Option to purchase additional shares	The underwriters have an option to purchase up to an additional 429,000 shares of our common stock from us. The underwriters can exercise this option at any time within 30-days from the date of this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $65.5 million, or approximately $75.3 million if the underwriters exercise their option to purchase additional shares from us in full. We plan to use the net proceeds from this offering, together with our existing cash, to fund our ongoing and planned clinical trials of omadacycline, to fund research and development to advance our pipeline of preclinical product candidates, and for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement beginning on page S-7 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

The NASDAQ Global Market Symbol	Our shares are listed on The NASDAQ Global Market under the symbol “PRTK”

The number of shares of common stock to be outstanding after this offering is based on 14,417,936 shares of common stock outstanding as of December 31, 2014, and excludes:

•	781,568 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2014, with a weighted average exercise price of $4.30 per share;

•	14,734 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2014, with a weighted exercise price of $25.69 per share;

•	406,538 shares of common stock available for future issuance under our stock option plans, of which stock options to purchase 299,769 shares of common stock with an exercise price of $24.07 per share and restricted stock units for 87,000 shares of common stock were granted in February 2015;

•	36,539 shares of common stock available for future issuance under our employee stock purchase plan; and

•	360,000 shares of common stock available for future issuance under our 2015 Inducement Plan, which was adopted by our Board of Directors in February 2015, of which stock options to purchase 160,000 shares of common stock with an exercise price of $24.07 per share were granted in February 2015.

Unless otherwise indicated, all information in this prospectus supplement assumes:

•	no exercise by the underwriters of their option to purchase additional shares of our common stock; and

•	no exercise of outstanding stock options or warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the section titled “Risk Factors” herein and incorporated herein by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, as well as any amendments thereto reflected in subsequent filings with the SEC. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including, without limitation, any statements relating to:

•	the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans;

•	proposed new products, services or developments;

•	future economic conditions or performance;

•	the therapeutic and commercial potential of our product candidates;

•	the timing of regulatory discussions and submissions, and the anticipated timing, scope and outcome of related regulatory actions or guidance;

•	our ability to establish and maintain potential new collaborative, partnering or other strategic arrangements for the development and commercialization of our product candidates;

•	the anticipated progress of our clinical programs, including whether our ongoing clinical trials will achieve clinically relevant results;

•	the timing, scope and anticipated initiation, enrollment and completion of our ongoing and planned clinical trials and any other future clinical trials that we may conduct;

•	our ability to obtain and maintain regulatory approvals of our product candidates and any related restrictions, limitations and/or warnings in the label of an approved product candidate;

•	our ability to market, commercialize and achieve market acceptance for our product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our estimates regarding the sufficiency of our cash resources, expenses, capital requirements and needs for additional financing, and our ability to obtain additional financing;

•	our projected financial performance; and

•	our intended use of the net proceeds from offerings of our securities under this prospectus supplement and the accompanying prospectus.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, time frames or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. We discuss many of these risks, uncertainties and other factors in greater detail in the section titled “Risk Factors” of this prospectus supplement. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectuses we authorize for use in connection with a specific offering, together with the information incorporated herein by reference, as described in the section titled “Incorporation by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of such risks actually occurs, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

Risks Relating to Our Financial Condition

We have incurred significant losses since inception and anticipate that we will incur losses for the foreseeable future. We have no products approved for commercial sale, and to date we have not generated any revenue or profit from product sales. We may never achieve or sustain profitability.

In connection with our current primary business, we have not yet submitted any product candidates for approval by regulatory authorities, and we do not currently have rights to any products that have been approved for marketing in any territory. Our net loss for 2014 and 2013 was $17.8 million and $4.7 million, respectively. As of December 31, 2014, our accumulated deficit was $197.9 million. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our clinical development of, and seek regulatory approvals for, our product candidates, prepare to commercialize any approved products and add infrastructure and personnel to support our product development efforts and operations. The net losses and negative cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our stockholders’ equity (deficit) and working capital. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to generate any revenues or achieve profitability. For example, our expenses could increase if we are required by the FDA, or other regulatory agencies outside the United States, to perform studies in addition to those that we currently expect to perform, or if there are any delays in completing our currently planned clinical trials or in the development of any of our product candidates.

To become and remain profitable, we must succeed in developing and commercializing products with significant market potential. This will require us to be successful in a range of challenging activities for which we are only in the pre-registration, pre-clinical and clinical stages, including developing product candidates, obtaining regulatory approval for them and manufacturing, marketing and commercializing approved products. We may never succeed in these activities and may never generate revenue from product sales that is significant enough to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become or remain profitable would depress the market value of our common stock and could impair our ability to raise capital, expand our business, develop other product candidates or continue our operations.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not available, may require us to delay, scale back or cease our product development programs or operations.

We are advancing our lead product candidate, omadacycline, through clinical development, and we may, in the future, advance other product candidates into clinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We currently plan to seek regulatory approval of omadacycline in two indications, and in order to obtain such regulatory approval, we will be required to conduct clinical trials for each indication. We will require additional funding to complete the development and initiate commercialization of omadacycline and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all. Although it is difficult to predict our liquidity requirements, based upon our current operating plan, we anticipate that the net proceeds of this offering together with our existing cash will enable us to fund our operating expenses and capital expenditure requirements through the unblinding of the top line results of the Phase 3 CABP clinical trial, which we currently expect to occur in mid-2017. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and to commercialize our product candidates.

Our future funding requirements will depend on many factors, including but not limited to:

•	the progress of clinical development of omadacycline;

•	the number and characteristics of other product candidates that we may pursue;

•	the scope, progress, timing, cost and results of research, preclinical development and clinical trials;

•	the costs, timing and outcome of seeking and obtaining FDA and non-U.S. regulatory approvals;

•	the costs associated with manufacturing and establishing sales, marketing and distribution capabilities;

•	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make in connection with the licensing, filing, defense and enforcement of any patents or other intellectual property rights;

•	our need to hire additional management, scientific, operations and medical personnel;

•	the effect of competing products that may limit market penetration of our product candidates;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

•	the economic and other terms, timing and success of our existing licensing arrangements and any collaboration, licensing, or other arrangements into which we may enter in the future, including the timing of receipt of any milestone or royalty payments under these agreements.

As of December 31, 2014, we had cash totaling $95.9 million, working capital of $97.6 million and an accumulated deficit of $197.9 million. These figures include the $93.0 million in proceeds we received from our October 2014 financing. Our net loss for 2014 and 2013 was $17.8 million and $4.7 million, respectively.

Until we generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations and grant funding. There can be no assurance that we would be successful in securing additional funds on acceptable terms. If additional funds are not available, we may be forced to cease operations, significantly reduce operating expenses or delay, curtail or eliminate one or more of our development programs or our business operations.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available at all, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, product candidates or future revenue streams or grant licenses on terms that are not favorable to us. We cannot assure you that we will be able to obtain additional funding if and when necessary. If we are unable to obtain adequate financing on a timely basis, we could be required to grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to Regulatory Review and Approval of Our Product Candidates

If we fail to obtain FDA approval of and to commercialize our most advanced product candidate, omadacycline, our business would be materially harmed.

We have invested a significant portion of our time, financial resources and collaboration efforts in the development of our most advanced product candidate, omadacycline. Accordingly, our ability to generate revenue and our future success depend substantially on our ability to successfully obtain regulatory approval for and commercialize omadacycline. We have completed one Phase 2 clinical trial and one Phase 3 non-registration clinical trial of the IV and oral formulations of omadacycline in cSSSI. As is typical for Phase 2 clinical trial designs, and the limited number of patients enrolled in the Phase 3 non-registration clinical trial, neither of these studies were designed to have, nor have had, a sufficient number of patients to establish statistical non-inferiority compared to linezolid. In order to successfully obtain regulatory approval for omadacycline, we are currently planning to conduct two Phase 3 clinical trials, one in ABSSSI and one in moderate to severe CABP. Prior to the FDA’s issuance of guidance in March 2010 for clinical trials of antibiotics for the treatment of serious bacterial skin infections, the initial disease indication we were targeting was cSSSI, which was revised as a result of the FDA’s guidance to be ABSSSI. We have written agreements with the FDA in the form of two separate SPA agreements, one for ABSSSI and one for CABP, covering our planned Phase 3 clinical trial designs. An SPA agreement documents the FDA’s general agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the clinical trial is successfully completed, will support an NDA submission. An SPA agreement is intended to provide assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved and there is a favorable benefit-risk profile, the data may serve as the primary basis for an efficacy claim in support of an NDA. However, SPA agreements are not a guarantee of approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA. Therefore, even if all the conditions of our SPA agreements appear to be met, we cannot predict whether the FDA will interpret the data and results in the same way that we do, nor whether it will ultimately approve omadacycline for the treatment of ABSSSI and/or CABP. In addition, the FDA is afforded the ability to modify and ignore a SPA agreement, in light of other factors not necessarily related to omadacycline.

Except for our collaboration with Actavis for our product candidate, sarecycline, we are not currently developing any other product candidates.

If we are unable to obtain FDA approval for and successfully commercialize omadacycline for ABSSSI, CABP or any other indication, we may never realize revenue from this product candidate. As a result, our business, financial condition and results of operations would be materially harmed.

If clinical trials for our product candidate, omadacycline, are prolonged, delayed or stopped, we may be unable to obtain regulatory approval and commercialize omadacycline on a timely basis, which would require us to incur additional costs, raise additional capital and delay our receipt of any product revenue.

We plan to commence a single Phase 3 clinical trial of omadacycline for the treatment of ABSSSI and a single Phase 3 clinical trial of omadacycline for the treatment of CABP, which we expect to commence in mid-2015 and late-2015, respectively. Based on our current expectations, we anticipate completing these two registration trials in 2016 and 2017, respectively. Should both clinical trials successfully meet their endpoints, we plan on submitting an NDA for the treatment of ABSSSI and CABP in 2018. However, we do not know whether these planned clinical trials will be initiated or completed on schedule, if at all. The commencement of these planned clinical trials could be substantially delayed or prevented by several factors, including:

•	changes in the regulatory guidance for development in ABSSSI and CABP by the FDA or other regulatory agencies regarding the scope or design of our clinical trials;

•	the limited number of, and competition for, suitable sites to conduct our clinical trials, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;

•	any delay or failure to obtain regulatory approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to obtain sufficient supplies of the product candidate for our clinical trials;

•	delay or failure to obtain sufficient supplies of the comparator antibiotic for our clinical trials;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or clinical research organizations, or CROs, or local regulatory authorities, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs; and

•	delay or failure to obtain IRB/ethics committee approval to conduct a clinical trial at a prospective site or within a specific region or country.

The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients;

•	lack of omadacycline efficacy evidenced during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment by us and/or our CROs; and

•	the need to repeat or terminate clinical trials as a result of inconclusive or negative results or unforeseen complications during clinical trial testing.

In particular, our ability to enroll patients in our clinical trials in sufficient numbers and on a timely basis will be subject to a number of factors, including the size of the patient population needed, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant indication and the eligibility criteria for the clinical trial. For example, in the planned Phase 3 clinical trials of omadacycline in ABSSSI and CABP patients who have previously taken potentially effective antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from the ABSSSI clinical trial and limited to no more than 25% of the total enrollment for the CABP clinical trial. Depending upon a region’s or a clinical site’s standard of care for the administration of antibiotics, this could affect our ability to enroll patients in these clinical trials in a timely fashion.

Changes in regulatory requirements and guidance may also occur, and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit clinical trial protocols to regulatory agencies/IRBs/ethics committees for re-examination, which may impact the costs, timing or successful completion of a clinical trial. For example, we stopped our previous Phase 3 clinical trial of omadacycline after the FDA notified us that its guidance relating to the conduct of studies in cSSSI would be modified to change the eligibility criteria, revise the disease indication from cSSSI to ABSSSI and change the primary efficacy endpoint for clinical trials in this indication from a TOC assessment to an ECR assessment. As a result of these changes, we chose to terminate enrollment in the previous Phase 3 clinical trial and, following discussion with the FDA, design two new Phase 3 clinical trials, one for ABSSSI and one for CABP, taking into account the revised FDA regulatory guidance. Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site or us due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;

•	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and

•	upon a breach or pursuant to the terms of any agreement with, or for any other reason by, current or future collaborators that have responsibility for the clinical development of any of our product candidates.

Any failure or significant delay in completing clinical trials for our product candidates would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.

The results of previous clinical trials may not be predictive of future results, and the results of our current and planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities.

We currently have no products approved for sale, and we cannot guarantee that we will ever have marketable products. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future partners may decide, or regulators may require us, to conduct additional clinical or preclinical testing which would delay submission of an NDA and regulatory approval. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. Success in early stage clinical trials does not mean that future larger registration clinical trials will be successful, because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and non-U.S. regulatory authorities despite having progressed through early stage clinical trials. Product candidates that have shown promising results in early-stage (pre-Phase 3) clinical trials may still suffer significant setbacks in subsequent registration clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is underway, well advanced or completed. Further, if omadacycline or our other product candidates are found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for them and our business would be harmed. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier stage clinical trials.

Our randomized Phase 2 and Phase 3 non-registration clinical trials of omadacycline were completed prior to the FDA’s change in its guidance regarding the endpoints for clinical trials in serious skin infections from a TOC endpoint to an ECR endpoint. Our results in our randomized Phase 2 and Phase 3 non-registration clinical trials of omadacycline in cSSSI, which evaluated the response of serious skin infections to omadacycline at the TOC, may not be predictive of the results to be obtained in our proposed Phase 3 clinical trials of omadacycline in ABSSSI or in other indications such as CABP, which will evaluate the response of serious skin infections and moderate-to-severe CABP to omadacycline using the ECR endpoint. Because these earlier clinical trials did not enroll a sufficient number of patients to achieve statistical significance, the retrospective analyses of ECR endpoints for these clinical trials may not be indicative of the performance or success of omadacycline in larger registration studies in ABSSSI or in CABP. In some instances, there can be significant variability in safety and/or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial protocols, differences in size, type and geographic distribution of the patient populations, adherence to the dosing regimen and other clinical trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our collaborators may conduct, or have conducted in the past, will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates.

Further, our and our partners’ product candidates may not be approved even if they achieve their primary endpoints in Phase 3 clinical trials or registration trials. The FDA or other non-U.S. regulatory authorities may disagree with our clinical trial design and our interpretation of data from preclinical studies and clinical trials even when we have SPA agreements. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 clinical trial that has the potential to result in FDA or other agencies’ approval. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-U.S. regulatory authorities may not approve the labeling claims that we believe would be supported by the clinical data, or be necessary or desirable for the successful commercialization of our product candidates.

The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our partners from obtaining approvals for the commercialization of our product candidates.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the FDA and other U.S. and non-U.S. regulatory authorities. Regulations differ from country to country, which will require us to expend additional resources in each market for which a separate regulatory approval is required. We are not permitted to market our product candidates in the United States or in other countries until we receive approval of an NDA from the FDA or marketing approval from applicable regulatory authorities outside the United States. Our primary product candidates, omadacycline and sarecycline, are still in development and are subject to the risks of failure inherent in drug development. Neither we nor our partners have submitted an application for or received marketing approval for any of our product candidates. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and non-U.S. regulatory requirements may, either before or after product approval, if any, subject us to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	warning letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to approve pending NDAs or supplements to approved NDAs.

The FDA and foreign regulatory authorities also have substantial discretion in the drug approval process. The number of preclinical studies and clinical trials that will be required for regulatory approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address and the regulations applicable to any particular drug candidate. Regulatory agencies can delay, limit or deny approval of a product candidate for many reasons, including:

•	a product candidate may not be deemed safe or effective;

•	the results may not confirm the positive results from earlier preclinical studies or earlier stage clinical trials;

•	regulatory agencies may not find the data from preclinical studies and clinical trials sufficient;

•	regulatory agencies might not approve our third-party manufacturer’s processes or facilities; or

•	regulatory agencies may change their approval policies or adopt new regulations.

Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability to generate revenue from omadacycline or any other particular product candidate, which likely would result in significant harm to our financial position. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market opportunity for the product.

Even if we or our partners obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate revenue.

Once regulatory approval has been granted, an approved product and its manufacturer and marketer are subject to ongoing review and regulation. Any approved product may only be promoted for its approved uses. In addition, if the FDA and/or non-U.S. regulatory authorities approve any of our product candidates, among other things, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. As such, we and our contract manufacturers will be subject to ongoing review and periodic inspections to assess compliance with cGMPs. Accordingly, assuming regulatory approval for one or more of our product candidates, we and others with whom we work will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. Further, regulatory agencies must approve these manufacturing facilities before they can be used to manufacture our products. We and our partners will also be required to report adverse reactions and production problems, if any, to the FDA and to comply with requirements concerning, among other things, advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we will not be able to promote our products for indications or uses for which they are not approved. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product, us or our partners, including requiring withdrawal of the product from the market. If we fail to comply with the regulatory requirements of the FDA and other U.S. and non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to significant penalties.

If we are not able to maintain regulatory compliance, we would likely not be permitted to manufacture and market any future product candidates and may not achieve or sustain profitability. Further, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Our product candidates may have undesirable side effects that may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, include safety warnings or otherwise limit their sales.

Although our product candidates, omadacycline and sarecycline, have undergone or will undergo safety testing in laboratory animals, not all adverse effects of drugs can be predicted or anticipated from these preclinical safety and toxicology studies. Unforeseen side effects from either of our product candidates could arise either during clinical development or, if approved by regulatory authorities, after the approved product has been marketed. Each of omadacycline and sarecycline are still in clinical development, and our other product candidates, which are in the pre-clinical phase, are not currently being further developed. Many of the most widely used antibiotics are associated with treatment-limiting adverse events, including in some instances, kidney damage, allergic reactions or sudden cardiovascular death due to cardiac arrhythmia. While clinical trials to date for omadacycline and sarecycline appear to have shown a favorable safety profile, the results from the Phase 3 registration clinical trials may not confirm these preliminary observations. The results of future clinical trials may show that our product candidates, including omadacycline and sarecycline, cause undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings or potential product liability claims. If any of our product candidates receive marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

•	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	we may be subject to limitations on how we may promote the product;

•	sales of the product may decrease significantly;

•	regulatory authorities may require us or our partners to take our approved product off the market;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

Any of these events could prevent us, our current partners or our potential future partners from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenue from the sale of our products.

Coverage and reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that out products will be widely used.

Even if our product candidates are approved for sale by the appropriate regulatory authorities, market acceptance and sales of these products and our partners’ products will depend on coverage and reimbursement policies. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish reimbursement levels. We cannot be certain that coverage will be available and reimbursement will be adequate for any products that we or our partners develop and commercialize. Also, we cannot be certain that coverage and reimbursement policies will not reduce the demand for, or the price paid for, our or our partners’ products. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all of part of the costs associated with their prescription drugs. Patients are unlikely to use our or our partners’ products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of such products. Therefore, if coverage is not available or reimbursement is limited, we and our partners may not be able to successfully commercialize any of our approved products.

The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that the payor will pay for the drug product once coverage is approved. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. A decision by a third-party payor not to cover our product candidates could reduce physician utilization of our products once approved. Moreover, a third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Additionally, coverage and reimbursement for drug products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular drug product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will be a time-consuming process.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our or our partners’ ability to sell any of our future approved products profitably. Among policymakers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we or our partners develop due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the ACA became law in the United States. The stated goal of the ACA is to reduce the cost of healthcare and substantially change the way healthcare is financed by both governmental and private insurers. The ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs. The ACA also established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products that we or our partners develop that receive regulatory approval. We also cannot predict the impact of the ACA on us as many of the ACA’s reforms require the promulgation of detailed regulations implementing the statutory provisions, some of which have not yet been finalized.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to legislative amendments, will remain in effect through 2024 unless additional Congressional action is taken. In addition, in January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If we or our partner Actavis ever obtain regulatory approval and commercialize omadacycline or sarecycline these new laws may result in additional reductions in Medicare and other healthcare funding, which could harm our customers and accordingly, our financial operations.

If we do not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the term of patents covering each of our product candidates, our business may be materially harmed.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than our request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product may not extend beyond the current patent expiration dates and our competitors may obtain approval to market competing products sooner. As a result, our revenue could be reduced, possibly materially.

If we or our partners market products in a manner that violates fraud and abuse and other healthcare laws, or if we or our partners violate government price reporting laws, we or our partners may be subject to administrative civil and/or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, including those commonly referred to as “fraud and abuse” laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include, among others, false claims and anti-kickback statutes. At such time, if ever, as we or any of our partners market any of our future approved products, it is possible that some of our or our partner’s business activities could be subject to challenge under one or more of these laws. The laws that may affect our ability to operate include:

•	federal false claims, false statements and civil monetary penalties laws prohibiting, among other things, any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid;

•	the federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	federal data privacy and security regulation, including HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, which impose specified requirements relating to the privacy, security and transmission of individually identifiable health information;

•	the federal Physician Payments Sunshine Act and its implementing regulations, which imposed annual reporting requirements for certain manufacturers of drugs, devices, biologicals and medical supplies for payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•	analogous state and foreign laws, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our and our partners’ business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our or our partners’ business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws.

Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. If our or our partners’ operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we or our partners may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, which could significantly harm our business.

Risks Related to Our Business

We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive and subject to rapid and significant technological change. We are currently developing products that will compete with other drugs and therapies that currently exist or are being developed. Products that we may develop in the future are also likely to face competition from other drugs and therapies, some of which we may not currently be aware. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, development and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete or less competitive. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing antibiotics before we do so for any of our product candidates.

The GAIN Act is intended to provide incentives for the development of new QIDPs. These incentives may result in more competition in the market for new antibiotics and may cause pharmaceutical and biotechnology companies with more resources than we have to shift their efforts toward the development of products that could be competitive with our product candidates.

The competition in the market for antibiotics such as omadacycline is intense. If approved, omadacycline will face competition from commercially available antibiotics such as vancomycin, marketed as a generic by Abbott Laboratories and others; linezolid, sold under the brand name Zyvox by Pfizer Inc.; daptomycin, sold under the brand name Cubicin by Cubist Pharmaceuticals, Inc.; dalbavancin, approved in May 2014 and marketed by Durata Therapeutics, Inc. as Dalvance; tedizolid, marketed as Sivextro by Cubist Pharmaceuticals, Inc.; oritavancin, approved in August 2014 and marketed by The Medicines Company as Orbactiv; quinupristin/dalfopristin, sold under the brand name Synercid by Pfizer, Inc.; tigecycline, sold under the brand name Tygacil by Pfizer Inc.; telavancin, sold as Vibativ by Theravance, Inc.; ceftaroline, sold under the brand name Teflaro by Forest Laboratories, Inc.; and generic trimethoprim/sulfamethoxazole.

Vancomycin has been a widely used and well known antibiotic for over 40 years and is sold in a relatively inexpensive generic IV form. Vancomycin, daptomycin, quinupristin/dalfopristin, trimethoprim/sulfamethoxazole, ceftaroline, tigecycline, linezolid and telavancin are all approved treatments for serious gram-positive infections such as ABSSSI. Additionally, ceftaroline is approved for CABP; moxifloxacin is approved for CABP, intra-abdominal infections, acute exacerbations of chronic bronchitis and acute bacterial sinusitis; levofloxacin and ceftriaxone are approved for many of the same uses as moxifloxacin as well as for urinary tract infections; azithromycin and clarithromycin are primarily approved for upper and lower respiratory tract infections, including CABP; daptomycin is an approved treatment for cSSSI and bacteremia; tigecycline is an approved treatment for cSSSI, CABP and intra-abdominal infections; linezolid is an approved treatment for pneumonia; and vancomycin is an approved treatment for both bacteremia and pneumonia. If we are unable to obtain regulatory approval of omadacycline for some or all of the indications for which our competitors are approved, we may not be able to compete effectively with such antibiotics.

In addition, if approved, omadacycline may face additional competition from antibiotics currently in clinical development. Other antibiotics currently in development include ceftobiprole, under development by Basilea Pharmaceutical AG and approved in 13 European countries; solithromycin, under development by Cempra, Inc.; NXL-103, under development by AstraZeneca PLC; eravacycline, under development by Tetraphase

Pharmaceuticals; delafloxacin and radezolid, under development by Melinta Pharmaceuticals, Inc.; JNJ-Q2, under development by Furiex; and BC-3781 under development by Nabriva, which, if approved, would compete in the antibiotic market. In addition, our product candidates may each face competition from product candidates that could receive regulatory approval before our product candidates in countries outside the United States and the European Union. If we are unable to demonstrate points of differentiation between our product candidates and competing products, we may not be able to successfully commercialize our product candidates, our commercial opportunities will be negatively impacted and our results of operations will suffer.

We and our partner, Actavis, will also face competition in the acne markets where generic tetracyclines such as doxycycline and minocycline are available in every market around the world. Branded generic versions of tretracycline derivatives are sold by several companies.

In addition, many universities and private and public research institutes may become active in our target indications. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

We believe that our ability to successfully compete will depend on, among other things:

•	the results of our and our partners’ registration clinical trials, in particular our two Phase 3 registration clinical trials for omadacycline—one in ABSSSI and one in CABP;

•	our and our partners’ ability to recruit and enroll patients for our and our partners’ clinical trials;

•	the efficacy, safety and reliability of our and our partners’ product candidates;

•	our and our partners’ ability to reliably manufacture any of our formulations;

•	the speed at which we and our partners develop our product candidates;

•	our and our partners’ ability to commercialize and market, or find partners to help or exclusively commercialize and market, any of our product candidates that receive regulatory approval;

•	our and our partners’ ability to design and successfully execute appropriate clinical trials;

•	our and our partners’ ability to maintain a productive relationship with regulatory authorities;

•	the timing and scope of regulatory approvals;

•	the effectiveness of our, our current partners’ or any future partners’ marketing and sales capabilities;

•	the price of our products;

•	coverage and adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

•	our and our partners’ ability to protect and maintain intellectual property rights related to our product candidates;

•	our and our partners’ ability to manufacture and sell commercial quantities at a reasonable cost of any approved products to the market; and

•	acceptance of any approved products by physicians and other healthcare providers.

If our competitors market products that are more effective, safer or less expensive than, or that reach the market sooner than, our or any of our partners’ future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

In addition, in the event that our or any of our partners’ products receives regulatory approval, price competition may inhibit the acceptance of our products, physicians may be reluctant to switch from existing products to our products, physicians may switch to other newly approved drug products, or physicians may choose to reserve our products for use in limited circumstances.

If the FDA or other applicable regulatory authorities approve generic products that compete with any of our or any of our partners’ product candidates, or if existing generic antibiotics are viewed as being equally effective to our or any of our partners’ product candidates, the sales of our product candidates would be adversely affected.

Once an NDA or marketing authorization application outside the United States is approved, the product covered thereby becomes a “listed drug” that can, in turn, be cited by potential competitors in support of approval of an ANDA in the United States. Agency regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes in the United States and in nearly every pharmaceutical market around the world. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration and conditions of use, or labeling, as our product candidate and that the generic product is bioequivalent to ours, meaning it is absorbed in the body at the same rate and to the same extent as our product candidate. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than ours to bring to market, and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to ours or any of our partners’ future products, if any, would materially adversely impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on the investments we have made in our or any of our partners’ product candidates, including omadacycline. For example, vancomycin has been available in generic form for many years, and Zyvox (linezolid) is expected to become available in generic form when certain patents covering it expire in 2015. We cannot yet ascertain what impact these generic products and any future approved generic products will have on any sales of our products, if approved.

The success of our business may be dependent on the actions of our collaborative partners.

An element of our business and funding strategy is to enter into collaborative arrangements with established pharmaceutical and biotechnology companies who will finance or otherwise assist in the development, manufacture and marketing of products incorporating our technology, and who also provide us with funding in the form of milestone payments for progress in clinical development or regulatory approval. For example, we have exclusively licensed rights to sarecycline for the treatment of acne in the United States to Actavis, and Actavis is responsible for all clinical development, registration and commercialization in the United States of sarecycline for the treatment of acne. In addition, we have granted Actavis an exclusive license to develop and commercialize sarecycline for the treatment of rosacea in the United States, which converted to a non-exclusive license in December 2014 after Actavis did not exercise its development option with respect to rosacea. There are currently no clinical trials in rosacea underway.

Accordingly, our prospects will depend in part upon our ability to attract and retain collaborative partners and to develop technologies and products that achieve the criteria for milestone payments. When we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. In addition, our collaborative partners may have the right to abandon research or development projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed upon terms. We cannot assure you that we will be successful in establishing or maintaining collaborative arrangements on acceptable terms or at all, that collaborative partners will not terminate funding before completion of projects, that our product candidates will achieve the criteria for milestone payments, that our collaborative arrangements will result in successful product commercialization, or that we will derive any revenue from such arrangements. For example, we previously entered into a license and collaboration agreement with Novartis for the development of omadacycline, which was terminated. To the extent that we are not able to develop and maintain collaborative arrangements, we would need substantial additional capital to undertake research, development and commercialization activities on our own, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them, and we might fail to commercialize products or programs for which a suitable collaborator cannot be found.

Reliance on collaborative relationships poses a number of risks, including the following:

•	our collaborators may not perform their obligations as expected or in compliance with applicable laws;

•	the prioritization, amount and timing of resources dedicated by our collaborators to their respective collaborations with us is not under our control;

•	some product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products;

•	our collaborators may elect not to proceed with the development of product candidates that we believe to be promising;

•	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•	some of our collaborators might develop independently, or with others, products that could compete with our products;

•	a delay in the development timelines for sarecycline would result in a potential loss of development milestones and future royalties (if any) from the partnership; and

•	if the rights to sarecycline are returned to us, we will need to establish a new development partnership to further sarecycline development internally. There can be no assurance that we would be able to find such a partner.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of former employers.

Certain of our former employees were previously employed at universities or other biotechnology or pharmaceutical companies, including competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we ourselves inadvertently or otherwise used or disclosed trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent us or a collaboration partner’s ability to develop or commercialize certain potential products, which could severely harm the business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on the trading price of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require an annual management assessment of the effectiveness of our internal control over financial reporting and, depending on our public float, a report by our independent registered public accounting firm attesting to the effectiveness of our internal control over financial reporting at the end of the fiscal year. We will conduct our first annual management assessment of the effectiveness of our internal control over financial reporting as of

December 31, 2015. If we fail to maintain the adequacy of our internal control over financial reporting as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If we cannot in the future favorably assess, or, if required, our independent registered public accounting firm is unable to provide an unqualified attestation report on, the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on the trading price of our common stock.

Because our recent merger resulted in an ownership change under Section 382 of the Internal Revenue Code for Transcept, Transcept’s pre-merger net operating loss carryforwards and certain other tax attributes are subject to limitations. The net operating loss carryforwards and other tax attributes of the former Paratek entity and us may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger resulted in an ownership change for Transcept and, accordingly, Transcept’s net operating loss carryforwards and certain other tax attributes are subject to limitations on their use after the Merger. Old Paratek’s net operating loss carryforwards may also be subject to limitation as a result of prior shifts in equity ownership and/or the Merger. Additional ownership changes in the future could result in additional limitations on Transcept’s, Old Paratek’s and our net operating loss carryforwards, even if the Tax Benefit Preservation Plan adopted by the Transcept board of directors in September 2013 remains in place. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of Transcept’s, Old Paratek’s or our net operating loss carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

If we are not able to establish and sustain additional partnerships, we may have to alter our development and commercialization plans, which could harm our business.

We anticipate that we will require additional funding to complete the NDA and the EMA Market Authorization Application registration filings and commercialization of omadacycline and to continue the development of any of our other product candidates. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates, as we have done with Actavis for sarecycline.

We face significant competition in seeking appropriate collaborators. Whether or not we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the patent position protecting the product candidate, the potential of competing products, the need to seek licenses or sub-licenses to third-party intellectual property and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies and whether collaboration on an alternative product could be more attractive than a collaboration with us. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms or at all. If we are unable to do so, it may delay completion of development and potential commercialization of our products. If we elect to increase our expenditures to fund development, registration or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Further, even if we are able to enter into collaborations, we must be able to sustain a mutually beneficial working relationship with our collaborators in order to achieve the intended benefits of those collaborations. In the past, certain of our collaborators, including Novartis, have terminated their partnering relationships with us due to delays and uncertainties in connection with the FDA regulatory pathway for approval of omadacycline for the ABSSSI and CABP indications. This past history may affect our ability to attract and enter into collaboration arrangements with future partners or collaborators for the development of omadacycline.

We rely and will continue to rely on outsourcing arrangements for manufacturing of our product candidates. Reliance on third-party manufacturers could delay approval or commercialization of our products.

We do not currently own or operate manufacturing facilities for the production of any of our product candidates, nor do we intend to manufacture the pharmaceutical products that we plan to sell. We currently depend on third-party contract manufacturers for the supply of the active pharmaceutical ingredients for our product candidates, including drug substance for our preclinical research and clinical trials. To date, we have obtained starting materials for our supply of omadacycline from a limited number of third-party manufacturers and have purchased all of our drug supplies on a purchase order basis. We intend to enter into long-term supply agreements with these manufacturers for commercial supplies. We are currently in discussions with these and other third-party manufacturers for clinical trial and commercial supplies. We may not be able to reach agreement with any of these contract manufacturers, or to identify and reach arrangement on satisfactory terms with other contract manufacturers, to manufacture omadacycline or any of our other product candidates. Additionally, we anticipate that the facilities used by any contract manufacturer to manufacture any of our product candidates will be the subject of an inspection before the FDA and other regulatory authorities approve an NDA or marketing authorization for the product candidate manufactured at that facility. We will depend on these third-party manufacturing partners for compliance with the FDA’s manufacturing requirements for finished products. If our manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA and other regulatory authorities’ cGMP requirements, our product candidates will not be approved or, if already approved, may be subject to recalls. While third-party manufacturers of our product candidates, including omadacycline, have previously passed FDA and other regulatory agency inspections, we cannot provide assurance that they will pass such inspections in the future.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates itself, including:

•	the possibility of a breach of the manufacturing agreements by the third parties because of factors beyond our control;

•	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer;

•	the possibility that we may not be able to secure a manufacturer or manufacturing capacity in a timely manner and on satisfactory terms in order to meet our manufacturing needs; and

•	the possibility that the third parties may not be able to respond adequately to unexpected changes in demand forecasts that may result in either lost revenue or excessive inventory with decreasing shelf-life.

Any of these factors could cause the delay of approval or commercialization of our products, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to continuously meet FDA compliance standards or fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take one or more years to establish an alternative source of supply for our product candidates and to have any such new source approved by the FDA or any other relevant regulatory authorities.

We currently have no sales or distribution infrastructure with respect to our product candidates. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

We currently have no sales or distribution capabilities within our organization. If our product candidate omadacycline is approved, we intend either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize omadacycline, or to outsource this function to a third party. Either of these options would be expensive and time consuming. Some or all of these costs may be incurred in advance of any approval of omadacycline. In addition, we may not be able to hire a sales force in the United States that is large enough or has adequate expertise in the medical markets that we intend to target. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of omadacycline.

With respect to our existing and future product candidates, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or as an alternative to our own sales force and distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue may be lower than if we directly marketed or sold any approved products. In addition, any revenue we receive will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within our control. If we are unable to enter into these arrangements on acceptable terms or at all, we may not be able to successfully commercialize any approved products. If we are not successful in commercializing any approved products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer, and we may incur significant additional losses.

Independent clinical investigators and CROs that we engage to conduct our clinical trials may not devote sufficient time or attention to our and our partners’ clinical trials or be able to repeat their past success.

We expect to depend on independent clinical investigators and CROs to participate in and conduct our clinical trials, including our planned Phase 3 clinical trials of omadacycline in ABSSSI and CABP. CROs may also assist us and our partners in the collection and analysis of data. There is a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our or our partners’ development programs. These investigators and CROs will not be our employees, and we will not be able to control, other than by contract, the amount of resources, including time, that they devote to our product candidates and clinical trials. If independent investigators fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that we and our partners develop. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. Further, the FDA requires that we and our partners comply with standards, commonly referred to as current Good Clinical Practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, safety, integrity and confidentiality of clinical trial subjects are protected. Failure of clinical investigators or CROs to meet their obligations to us or comply with current Good Clinical Practices could adversely affect the clinical development of our product candidates and harm our business.

Our success is currently dependent on the successful development and commercialization of our most advanced product candidates, omadacycline and sarecycline.

Our success is currently dependent on the successful development and commercialization of our most advanced product candidates, omadacycline and sarecycline, which is currently being developed by Actavis. We are not currently developing any of our other product candidates that are in the pre-clinical phase. If omadacycline and sarecycline are not successfully developed and commercialized, we will not have any product candidates under development from which we might generate revenue. We currently have no such plans to develop any other product candidates and will need additional financing to fund such development should we decide to do so in the future.

Even if approved, if omadacycline or sarecycline does not achieve broad market acceptance among physicians, patients, the medical community and third-party payors, our revenue generated from their sales will be limited.

The commercial success of our product candidates will depend upon their acceptance among physicians, patients and the medical community. The degree of market acceptance of our product candidates will depend on a number of factors, including:

•	limitations or warnings contained in a product candidate’s FDA or foreign regulatory approved labeling;

•	changes in the standard of care for the targeted indications for any of our product candidates;

•	limitations in the approved clinical indications for our product candidates;

•	demonstrated clinical safety and efficacy compared to other products;

•	lack of significant adverse side effects;

•	sales, marketing and distribution support;

•	availability of coverage and adequate reimbursement from governmental or private third-party payors, such as Medicare or managed care plans;

•	timing of market introduction and perceived effectiveness of competitive products;

•	the degree of cost-effectiveness of our product candidates;

•	availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;

•	the extent to which the product candidate is approved for inclusion on formularies of hospitals, and third-party payors, including managed care organizations;

•	whether the product is designated under physician treatment guidelines as a therapy for particular infections;

•	adverse publicity about our product candidates or favorable publicity about competitive products;

•	convenience and ease of administration of our products; and

•	potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients and the medical community, we and our partners may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

Even if we obtain FDA approval of our current or any future product candidates, we or our partners may never obtain approval or commercialize our products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding clinical trial design, safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We and our partners do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we or our partners fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our target market will be reduced and our ability to realize the full market potential of our products will be harmed. Further, while we have obtained SPA agreements with the FDA for our Phase 3 registration clinical trial designs for omadacycline in ABSSSI and CABP, these agreements are not binding with any international regulatory authorities.

Bacteria might develop resistance to any of our antibiotic product candidates, which would decrease the efficacy and commercial viability of those product candidates.

Drug resistance is primarily caused by the genetic mutation of bacteria resulting from suboptimal exposure to antibiotics where the drug does not eradicate all of the bacteria. While antibiotics have been developed to treat many of the most common infections, the extent and duration of their use worldwide has resulted in new mutated strains of bacteria resistant to current treatments. Our product candidate omadacycline is being developed to treat patients infected with drug-resistant bacteria. If physicians, rightly or wrongly, associate the resistance issues of older generations of tetracyclines with omadacycline, physicians might not prescribe omadacycline for treating a broad range of infections. In addition, bacteria might develop resistance to omadacycline if such bacteria are improperly dosed or treated repeatedly with omadacycline over multiple years, causing the efficacy of omadacycline to decline, which would negatively affect our potential to generate revenue from omadacycline.

If any product liability lawsuits are successfully brought against us or any of our collaborative partners, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates in seriously ill patients and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against us or our partners by participants enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling any of our future approved products. If we cannot successfully defend ourselves against any such claims, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any of our future approved products;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire clinical trial programs;

•	significant litigation costs;

•	substantial monetary awards to or costly settlements with patients or other claimants;

•	product recalls or a change in the indications for which they may be used;

•	loss of revenue;

•	diversion of management and scientific resources from our business operations; and

•	the inability to commercialize our product candidates.

If any of our product candidates are approved for commercial sale, we will be highly dependent upon consumer perceptions of us and the safety and quality of our products. We could be adversely affected if we are subject to negative publicity. We could also be adversely affected if any of our products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to patients. Also, because of our dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from patients’ use or misuse of our products or any similar products distributed by other companies could have a material adverse impact on our results of operations.

We currently hold $10.0 million in product liability insurance coverage in the aggregate annually, with a per incident limit of $10.0 million, which may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage when we begin the commercialization of our product candidates. Insurance coverage is becoming increasingly expensive. As a result, we may be unable to maintain or obtain sufficient insurance at a reasonable cost to protect us against losses that could have a material adverse effect on its business. These liabilities could prevent or interfere with our product development and commercialization efforts. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business, financial condition and results of operation.

If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

Our industry has experienced a high rate of turnover of management personnel in recent years. We are to a certain extent dependent on the members of our senior management team, such as Michael F. Bigham, our Chief Executive Officer and the Chairman of our board of directors, and Evan Loh, M.D., our President and Chief Medical Officer, for our business success. The employment agreements with our senior management team can be terminated by us or them at any time, with notice. The departure of any of our executive officers could result in a significant loss in the knowledge and experience that we, as an organization, possesses and could cause significant delays, or outright failure, in the execution of our strategies and development and approval of our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, development and clinical personnel. We may not be able to attract or retain such qualified personnel due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly our development objectives and timelines, our ability to raise additional capital and our ability to implement our business strategy.

We consult with scientific and clinical advisors who assist us in formulating our development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. Typically, these advisors will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with our own products or technologies.

We depend on various consultants and advisors for the success and continuation of our development efforts.

We work extensively with various consultants and advisors, who provide advice and/or services in various business and development functions, including clinical development, operations and strategy, regulatory matters, legal and finance. The potential success of our drug development programs depends, in part, on continued collaborations with certain of these consultants and advisors. Our consultants and advisors are not our employees and may have commitments and obligations to other entities that may limit their availability to us. We do not know if we will be able to maintain such relationships or that such consultants and advisors will not enter into other arrangements with competitors, any of which could have a detrimental impact on our development objectives and our business.

We will need to grow our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of February 28, 2015, we had 13 full-time employees. Assuming our development and commercialization plans and strategies develop, we expect to expand our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Also, our management may need to divert a disproportionate amount of their attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations that may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of existing and additional product candidates. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize omadacycline and our other product candidates and compete effectively with others in our industry will depend, in part, on our ability to effectively manage any future growth.

Our and our partners’ business may become subject to economic, political, regulatory and other risks associated with international operations.

Our business is subject to risks associated with conducting business internationally, in part due to a number of our suppliers and collaborative and clinical trial relationships being located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	economic weakness, including inflation or political instability, in particular foreign economies and markets;

•	differing regulatory requirements for drug approvals in foreign countries;

•	differing regulatory requirements for drug product pricing and reimbursement;

•	potentially reduced protection for intellectual property rights;

•	difficulties in compliance with non-U.S. laws and regulations;

•	changes in non-U.S. regulations and customs, tariffs and trade barriers;

•	changes in non-U.S. currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	negative consequences from changes in tax laws;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	difficulties associated with staffing and managing foreign operations, including differing labor relations;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, typhoons, floods and fires.

These risks may materially adversely affect our ability to attain or sustain profitable operations.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development involves the use of potentially hazardous materials and chemicals. Our operations may have produced hazardous waste products. Although we believe that our safety procedures for handling and disposing of these materials complied with the standards mandated by local, state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. We are also subject to numerous environmental, health and workplace safety laws and regulations and fire and building codes, including those governing laboratory procedures, exposure to blood-borne pathogens, use and storage of flammable agents and the handling of biohazardous materials. Although we have always maintained workers’ compensation insurance as prescribed by the Commonwealth of Massachusetts to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Our employees, contractors, partners, principal investigators, CROs, consultants and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, contractors, partners, principal investigators, CROs, consultants and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, federal and state healthcare fraud and abuse laws and regulations, laws that require the reporting of financial information or data timely, completely or accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Third-party misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us resulting from this misconduct, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, which could significantly harm our business.

We enter into various contracts in the normal course of our business in which we indemnify the other party to the contract. In the event we have to perform under these indemnification provisions, it could have a material adverse effect on our business, financial condition and results of operations.

In the normal course of business, we periodically enter into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to our academic and other research agreements, we typically indemnify the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which we have secured licenses, and from claims arising from our or our sub licensees’ exercise of rights under the agreement. With respect to our commercial agreements, we indemnify our vendors from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. With respect to consultants, we indemnify them from claims arising from the good faith performance of their services.

Should our obligation under an indemnification provision exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial condition and results of operations could be adversely affected. Similarly, if we are relying on a collaborator to indemnify us and the collaborator is denied insurance coverage or does not have assets available to indemnify us, our business, financial condition and results of operations could be adversely affected.

Our business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, our internal computer systems, and those of our CROs, our partners and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. In addition, our systems safeguard important confidential personal data regarding our subjects. If a computer failure were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of omadacycline and other product candidates could be delayed.

We may be unable to sell Intermezzo and may not receive revenue from the assignment of the TO-2070 assets pursuant to the SNBL Termination Agreement.

The success of sales of Intermezzo in the United States is dependent on the ability of Purdue Pharma to successfully commercialize Intermezzo pursuant to the Purdue License Agreement. The terms of the Purdue License Agreement provide that Purdue Pharma can terminate the agreement for any reason at any time upon advance notice of 180 days. If the Purdue License Agreement is terminated, our ability to generate revenue from sales of Intermezzo will be harmed. We do not intend to develop or commercialize Intermezzo ourselves. If the Purdue License Agreement is terminated and we decide to commercialize Intermezzo, we will be required to develop our own sales and marketing organization, fund any future clinical studies or other required regulatory activities (including any post-approval studies), and bear increased litigation expenses due to ANDA proceedings. We do not currently have the infrastructure in place or adequate resources to launch a commercial product and implementing such infrastructure would require substantial time and resources. The value of Intermezzo, including the royalty stream, has been significantly impaired by the recent unfavorable ruling in the ANDA litigation (see the section titled “Legal Proceedings—Intermezzo Patent Litigation” in our Annual Report on Form 10-K). Alternatively, we may enter into another strategic collaboration in order to commercialize Intermezzo in the United States.

The manner in which Purdue Pharma commercializes Intermezzo, including the amount and timing of Purdue Pharma’s investment in commercial activities and pricing of Intermezzo, will have a significant impact on the ultimate success of Intermezzo in the United States, and the success of the overall commercial arrangement with Purdue Pharma. If Purdue Pharma deems Intermezzo to have insufficient market potential, it may continue to decrease its commercialization efforts, which would likely result in decreased sales of Intermezzo and negatively impact our business and operating results. During the first quarter of 2014, Purdue Pharma discontinued use of the Purdue Pharma sales force to actively market Intermezzo to healthcare professionals. Consequently, sales of the product have since declined.

Although we assigned all of our rights, interest and title to the TO-2070 assets to SNBL in exchange for a portion of certain future net revenue received by SNBL, up to an aggregate of $2.0 million, we are dependent upon the ability of SNBL to successfully license the TO-2070 assets. The manner in which SNBL licenses the TO-2070 assets, including the amount and timing of SNBL’s investment in marketing and licensing activities, will have a significant impact on our ability to receive revenue pursuant to the SNBL Termination Agreement. If SNBL deems TO-2070 to have insufficient licensing potential, SNBL may decrease efforts to seek a licensing partner, which would likely decrease any future revenue that we would receive pursuant to the SNBL Termination Agreement.

Risks Related to Our Intellectual Property

If we are unable to obtain and enforce patent protection for our product candidates and related technology, our business could be materially harmed.

Issued patents may be challenged, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology companies. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not allow us to protect our inventions with patents to the same extent as the laws of the United States. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patents or patent applications. As a result, we may not be able to obtain or maintain protection for certain inventions. If such inventions or related inventions are successfully patented by others, we may be required to obtain licenses under third-party patents to market our product candidates, as described in greater detail below. Therefore, enforceability and scope of our patents in the United States and in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection from our pending patent applications, from those we may file in the future, or from those we may license from third parties. Moreover, even if we are able to obtain patent protection, such patent protection may be of insufficient scope to achieve our business objectives.

Our strategy depends on our ability to identify and seek patent protection for our discoveries. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not ensure that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our own patented product and practicing our own patented technology. Third parties may also seek to market generic versions of any approved products by submitting ANDAs to the FDA in which they claim that patents owned or licensed by us are invalid, unenforceable and/or not infringed. Alternatively, third parties may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries. Outside of the United States, patent protection must be sought in individual jurisdictions, further adding to the cost and uncertainty of obtaining adequate patent protection outside of the United States. Accordingly, we cannot predict whether additional patents protecting our technology will issue in the United States or in foreign jurisdictions, or whether any patents that do issue will have claims of adequate scope to provide competitive advantage. Moreover, we cannot predict whether third parties will be able to successfully obtain claims or the breadth of such claims. The allowance of broader claims may increase the incidence and cost of patent interference proceedings, opposition proceedings and/or reexamination proceedings, the risk of infringement litigation and the vulnerability of the claims to challenge. On the other hand, the allowance of narrower claims does not eliminate the potential for adversarial proceedings and may fail to provide a competitive advantage. Our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. Moreover, even after they have issued, our patents and any patent for which we have licensed or may license rights may be challenged, narrowed, invalidated or circumvented. If our patents are invalidated or otherwise limited or will expire prior to the commercialization of our product candidates, other companies may be better able to develop products that compete with our products which could adversely affect our competitive business position, business prospects and financial condition. The following are examples of litigation and other adversarial proceedings or disputes that we could become a party to involving our patents or patents licensed to us:

•	we or our partners may initiate litigation or other proceedings against third parties to enforce our patent rights;

•	third parties may initiate litigation or other proceedings seeking to invalidate patents owned by or licensed to us or to obtain a declaratory judgment that their product or technology does not infringe our patents or patents licensed to us;

•	third parties may initiate opposition or reexamination proceedings challenging the validity or scope of our patent rights, requiring us or our partners to participate in such proceedings to defend the validity and scope of our patents;

•	there may be a challenge or dispute regarding inventorship or ownership of patents currently identified as being owned by or licensed to us;

•	the USPTO may initiate an interference between patents or patent applications owned by or licensed to us and those of our competitors, requiring us or our collaborators to participate in an interference proceeding to determine the priority of invention, which could jeopardize our patent rights; or

•	third parties may submit ANDAs to the FDA seeking approval to market generic versions of our future approved products prior to expiration of relevant patents owned by or licensed to us, requiring us to defend our patents, including by filing lawsuits alleging patent infringement.

These lawsuits and proceedings would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court or administrative body would decide that our patents are invalid or not infringed by a third party’s activities or that the scope of certain issued claims must be further limited. An adverse outcome in a litigation or proceeding involving our own patents could limit our ability to assert our patents against these or other competitors and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. An adverse outcome in a dispute involving inventorship or ownership of our patents could, for example, subject us to additional royalty obligations and expand the number of product candidates that are subject to the royalty and other obligations of our license agreement with Tufts.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to develop a platform that is similar to, or better than, ours in a way that is not covered by the claims of our patents;

•	others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;

•	we might not have been the first to make the inventions covered by our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	we may be unable to effectively protect our trade secrets;

•	any patents that we obtain may not provide us with any competitive advantages or may ultimately be found invalid or unenforceable;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

Our and our partners’ success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import our future approved products or impair our competitive position. Patents that we believe we do not infringe, but that we may ultimately be found to infringe, could be issued to third parties. In addition, to the extent that a third party develops new technology that covers our product candidates, we and our partners may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing product candidates using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations. Moreover, our or our partners’ failure to maintain a license to any technology that we requires may also materially harm our business, financial condition and results of operations. Furthermore, we would be exposed to a threat of litigation.

In the pharmaceutical industry, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights have become commonplace. The types of situations in which we may become a party to such litigation or proceedings include:

•	we or our partners may initiate litigation or other proceedings against third parties seeking to invalidate the patents held by those third parties or to obtain a judgment that our products or processes do not infringe those third parties’ patents;

•	if our competitors file patent applications that claim technology also claimed by us, we or our collaborators may be required to participate in interference or opposition proceedings to determine the priority of invention, which could jeopardize our patent rights and potentially provide a third party with a dominant patent position;

•	if third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings;

•	if third parties initiate litigation claiming that our brand names infringe their trademarks, we and our collaborators will need to defend against such proceedings; and

•	if a license to necessary technology is terminated, the licensor may initiate litigation claiming that our processes or products infringe or misappropriate their patent or other intellectual property rights and/or that we breached our obligations under the license agreement, and we and our collaborators would need to defend against such proceedings.

These lawsuits would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court would decide that we or our partners are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our partners may not have a viable alternative to the technology protected by the patent and may need to halt work on the affected product candidate. In addition, there is a risk that a court will order us or our partners to pay the other party damages. An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all. Any of these outcomes could have a material adverse effect on our business.

The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not develop or obtain non-infringing technology, fail to defend an infringement action successfully or has infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

If we or our partners fail to comply with our obligations under our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are currently party to an intellectual property license agreement with Tufts. The license agreement imposes, and we expect that future license agreements may impose, various diligence, milestone payment, royalty, insurance and other obligations on us. For example, we are required to use our best efforts to develop and commercialize licensed products under the agreement. If we fail to comply with our obligations under the license, Tufts may have the right to terminate the license agreement, in which event we might not be able to market any product that is covered by the agreement, such as omadacycline. Termination of the license agreement or reduction or elimination of our licensed rights may result in us having to negotiate a new or reinstated license with less favorable terms. If Tufts were to terminate its license agreement with us for any reason, our business could be materially harmed. In the event that we are unable to maintain the Tufts license, we may lose the ability to exclude third parties from offering substantially identical products for sale and may even risk the threat of a patent infringement lawsuit from our former licensor based on our continued use of its intellectual property. Either of these events could adversely affect our competitive business position and harm our business.

Under our license agreement with Tufts, we are responsible for prosecution and maintenance of the licensed patents and patent applications, including payment of necessary government fees. In the event that any of the licensed patents or patent applications unintentionally lapse or are otherwise materially diminished in value, our relationship with Tufts could be harmed. This could result in termination of the license, loss of the rights to control prosecution of the licensed patents and patent applications and/or liability to Tufts for any loss.

If we or our partners are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we enter into confidentiality agreements with our employees, consultants, collaborators and others upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees and our personnel policies also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. To the extent that an individual who is not obligated to assign rights in intellectual property to us is rightfully an inventor of intellectual property, we may need to obtain an assignment or a license to that intellectual property from that individual. Such assignment or license may not be available on commercially reasonable terms or at all.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, others may independently discover trade secrets and proprietary information, and the existence of our own trade secrets affords no protection against such independent discovery.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously or concurrently employed at research institutions and/or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or that patents and applications we have filed to protect inventions of these employees, even those related to one or more of our product candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on our outside counsel to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business. In addition, we are responsible for the payment of patent fees for patent rights that we have licensed from other parties. If any licensor of these patents does not itself elect to make these payments, and we fail to do so, we may be liable to the licensor for any costs and consequences of any resulting loss of patent rights.

Risks of Investing in Our Common Stock and this Offering.

The trading price of our common stock is volatile.

The trading price of our common stock could be subject to significant fluctuations. Since the closing of the Merger on October 30, 2014 to April 24, 2015 our common stock has traded between $16.00 and $39.80. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the trading price of our common stock to fluctuate include:

•	our ability to obtain regulatory approvals for omadacycline or other product candidates, and delays or failures to obtain such approvals;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	issues in manufacturing our approved products, if any, or product candidates;

•	the results of our current and any future clinical trials of our product candidates;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of our intellectual property rights or defend against the intellectual property rights of others;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to the antibiotics and insomnia markets, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies that compete with our potential products;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	general and industry-specific economic conditions that may affect our research and development expenditures;

•	changes in the structure of healthcare payment systems; and

•	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

We do not anticipate that we will pay any cash dividends in the foreseeable future.

On May 14, 2014, we announced that our board of directors had approved a special cash dividend of $15.96 per share. Cash was distributed for this dividend to our stockholders of record at the close of business on May 26, 2014. On October 14, 2014, we announced that our board of directors had approved a special dividend of $8.01 per share and the right to receive, on a pro rata basis, 100% of any royalty income received by us prior to the second anniversary of the closing date of the Merger pursuant to the Purdue Collaboration Agreement. Cash was distributed for this dividend to our stockholders of record at the close of business on October 24, 2014.

Other than future special dividends of any royalty income we may receive pursuant to the Purdue Collaboration Agreement, we expect that we will retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain, if any, for the foreseeable future.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of our stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of our voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Future sales of shares by existing stockholders could cause the trading price of our common to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of the our common stock could decline. As of February 28, 2015, approximately 3.5 million shares of common stock are held by our directors, executive officers and other affiliates and are subject to volume limitations under Rule 144 under the Securities Act, and various vesting agreements. In addition, approximately 1.3 million shares of common stock that are subject to outstanding options as of February 28, 2015 will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

If we fail to continue to meet all applicable NASDAQ Global Market requirements and NASDAQ determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

Our common stock is listed on The NASDAQ Global Market. In order to maintain our listing, we must meet minimum financial, operating and other requirements, including requirements for a minimum amount of capital, a minimum price per share and active operations. If we are unable to comply with NASDAQ’s listing standards, NASDAQ may delist our common stock. If our common stock is delisted for any reason, it could reduce the value of our common stock and our liquidity. Delisting could also adversely affect our ability to obtain financing for the continuation of our operations or to use our common stock in acquisitions.

If securities or industry analysts do not publish research or reports or publish inaccurate or unfavorable research about us, the trading price and trading volume of our common stock could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts publish about us, our business and our common stock. As of February 28, 2015, we had research coverage by a single securities analyst. If the analyst who covers us downgrades our common stock or publishes inaccurate or unfavorable research regarding us or our business model, technology or stock performance, the trading price of our common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common stock to decline. Moreover, the unpredictability of our financial results likely reduces the certainty, and therefore reliability, of the forecasts by securities or industry analysts of our future financial results, adding to the potential volatility of the trading price of our common stock.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The price of our common stock in this offering will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent outstanding options and warrants are exercised, you will incur further dilution. In addition, we are asking our stockholders at our annual meeting of stockholders to be held in June 2015 to approve a new equity incentive plan and to reserve an additional 1,200,000 shares of common stock pursuant to such plan. Based on the public offering price of $24.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of $15.53 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price.

We have broad discretion over the use of our cash and cash equivalents, including the net proceeds we receive in this offering, and may not use them effectively.

Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use to fund operations, we may invest our cash and cash equivalents in a manner that does not produce income or that loses value.

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of 2,860,000 shares of common stock in this offering will be approximately $65.5 million, or approximately $75.3 million if the underwriters exercise their option to purchase additional shares in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

As of December 31, 2014, we had cash of $95.9 million. We intend to use the net proceeds from this offering, together with our existing cash, as follows:

•	$20.0 million to fund our ongoing and planned clinical trials of omadacycline;

•	$20.0 million to fund potential additional indications for omadacycline, including UTI and sinusitis; and

•	the remainder to fund research and development costs to advance our pipeline of preclinical product candidates and for working capital and other general corporate purposes.

This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds.

Although it is difficult to predict our liquidity requirements, based upon our current operating plan we anticipate that the net proceeds of this offering together with our existing cash will enable us to fund our operating expenses and capital expenditure requirements through the unblinding of the top line results of the Phase 3 CABP clinical trial, which we currently expect to occur in mid-2017.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale by us of 2,860,000 shares of our common stock in this offering at the public offering price of $24.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2014 which is incorporated by reference in this prospectus supplement.

	Year Ended December 31, 2014
	Actual	As Adjusted (1)
	(in thousands, except share and per share data)
Cash	$95,856	$161,322

Stockholders’ equity:
Preferred stock
Undesignated preferred stock, $0.001 par value; 4,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	$—	$—
Series A Junior participating preferred stock, $0.001 par value; 1,000,000 shares designated; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,417,936 shares issued and outstanding, actual; 17,277,936 shares issued and outstanding, as adjusted	14	17
Additional paid-in capital	293,076	358,539
Accumulated deficit	(197,866)	(197,866)

Total stockholders’ equity	95,224	160,690

Total capitalization	$95,224	$160,690

The number of shares of common stock in the table above is based on 14,417,936 shares of common stock outstanding as of December 31, 2014, and excludes:

•	781,568 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2014, with a weighted average exercise price of $4.30 per share;

•	14,734 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2014 with a weighted average exercise price of $25.69 per share;

•	406,538 shares of common stock available for future issuance under our stock option plans, of which stock options to purchase 299,769 shares of common stock with an exercise price of $24.07 per share and restricted stock units for 87,000 shares of common stock were granted in February 2015;

•	36,539 shares of common stock available for future issuance under our employee stock purchase plan, and

•	360,000 shares of common stock available for future issuance under our 2015 Inducement Plan, which was adopted by our Board of Directors in February 2015, of which stock options to purchase 160,000 shares of common stock with an exercise price of $24.07 per share were granted in February 2015.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the as adjusted net tangible book value per share of our common stock after this offering. Our historical net tangible book value as of December 31, 2014 was $89.6 million, or $6.21 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding on December 31, 2014.

After giving effect to the issuance and sale of 2,860,000 shares of common stock in this offering, based on the public offering price of $24.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2014 would have been $155.0 million, or $8.97 per share. This represents an immediate increase of $2.76 in as adjusted net tangible book value per share to existing stockholders and immediate dilution of $15.53 in as adjusted net tangible book value per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering without giving effect to any exercise by the underwriters of their option to purchase additional shares:

Public offering price per share		$24.50
Net tangible book value per share as of December 31, 2014	$6.21
Increase per share attributable to sale of shares of common stock in this offering	2.76

As adjusted net tangible book value per share after this offering		8.97

Dilution per share to new investors in this offering		$15.53

If the underwriters exercise their option to purchase 429,000 additional shares in full at the public offering price of $24.50 per share, the as adjusted net tangible book value will increase to $9.31 per share, representing an immediate increase to existing stockholders of $3.10 per share and an immediate dilution of $15.19 per share to new investors. If any shares are issued upon exercise of outstanding options at prices below the public offering price, you will experience further dilution.

The number of shares of common stock to be outstanding after this offering is based on 14,417,936 shares of common stock outstanding as of December 31, 2014, and excludes:

•	781,568 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2014 with a weighted average exercise price of $4.30 per share;

•	14,734 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2014, with a weighted average exercise price of $25.69 per share;

•	406,538 shares of common stock available for future issuance under our stock option plans, of which stock options to purchase 299,769 shares of common stock with an exercise price of $24.07 per share and restricted stock units for 87,000 shares of common stock were granted in February 2015;

•	36,539 shares of common stock available for future issuance under our employee stock purchase plan; and

•	360,000 shares of common stock available for future issuance under our 2015 Inducement Plan, which was adopted by our Board of Directors in February 2015, of which stock options to purchase 160,000 shares of common stock with an exercise price of $24.07 per share were granted in February 2015.

BUSINESS

Overview

We are a pharmaceutical company focused on the development and commercialization of innovative, antibacterial therapeutics based upon tetracycline chemistry. We have used our expertise in microbial biology and tetracycline chemistry to create chemically diverse and biologically distinct small molecules derived from the tetracycline class of molecules. Our two lead antibacterial product candidates are omadacycline and sarecycline. Omadacycline is ready to advance into Phase 3, the final stage of clinical development. Sarecycline entered Phase 3 clinical development in December 2014.

Omadacycline

Our first late-stage, lead antibacterial product candidate, omadacycline, is a novel, broad-spectrum antibiotic being developed for potential use as an empiric monotherapy for serious, community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. Empiric monotherapy refers to the use of a single, antibacterial agent to begin treatment of an infection before the specific pathogen causing the infection has been identified. We believe omadacycline has the potential to be used in the emergency room, hospital and community settings. We have designed omadacycline to provide potential advantages over existing antibiotics, including activity against antibiotic-resistant bacteria, broad spectrum of coverage, intravenous and oral formulations with once-daily dosing and a favorable safety and tolerability profile. We believe that omadacycline has the potential to become the primary antibiotic choice of physicians for use as an empiric monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious, community-acquired bacterial infections.

We have successfully completed clinical studies necessary to advance omadacycline into Phase 3 clinical development. We have reached an agreement with the U.S. Food and Drug Administration, or the FDA, for two separate Special Protocol Assessment, or SPA, agreements with regard to Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP. An SPA agreement documents the FDA’s agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the trial is successfully completed, will support a new drug application, or an NDA, submission. An SPA agreement is intended to provide greater assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of NDA approval. An SPA may only be changed through a written agreement between the sponsor and the FDA or if the FDA becomes aware of new public health concerns. SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA. In April 2015, we received confirmation from the FDA that our protocols, as submitted, continue to be covered by the SPA agreements.

Under our SPA agreements, we plan to commence a pivotal registration program that includes two Phase 3 trials of omadacycline, one each for the treatment of CABP and ABSSSI in 2015. Our two prior randomized clinical trials of omadacycline compared omadacycline to linezolid, marketed under the name Zyvox by Pfizer Inc. in the United States, a leading synthetic antibiotic used for the treatment of serious bacterial skin infections. These clinical trials evaluated both IV and oral forms of omadacycline compared to IV and oral forms of linezolid in 359 patients. Based on these studies, a Phase 2 trial and a prior Phase 3 trial, we believe that omadacycline’s clinical response rates and adverse event rates appear to be comparable to linezolid in serious bacterial skin infections.

Sarecycline

Our second late-stage, lead antibacterial product candidate, sarecycline, previously known as WC3035, is a novel, once-daily, tetracycline-derived compound designed for use in the treatment of acne and rosacea. We believe that, based upon the data generated to-date, sarecycline possesses favorable anti-inflammatory activity, plus narrow-

spectrum antibacterial activity relative to other tetracycline-derived molecules. Additionally, we believe its oral bioavailability, lack of crossing the blood-brain barrier, and favorable pharmacokinetic, or PK, properties make it particularly well-suited for the treatment of inflammatory acne in the community setting. We have exclusively licensed rights to sarecycline for the treatment of acne in the United States to Warner Chilcott, now Actavis plc, or Actavis, while retaining rights in the rest of the world. Actavis has informed us that sarecycline entered Phase 3 clinical trials in December 2014 for acne. In addition, we have granted Actavis an exclusive license to develop and commercialize sarecycline for the treatment of rosacea in the United States, which converted to a non-exclusive license in December 2014 after Actavis did not exercise its development option with respect to rosacea. There are currently no clinical trials in rosacea under way. Actavis has announced that upon the closing their merger with Allergan Inc. and, subject to board approval and ratification, the new combined company will be called Allergan. We do not plan to develop or commercialize sarecycline ourselves, but intend to out-license rest of world rights.

The following table summarizes the primary therapeutic applications for our two Phase 3 ready product candidates:

(1)	Updated SPA agreements were received from the FDA for ABSSSI and CABP in November 2013 and we received confirmation from the FDA in April 2015 that our protocols, as submitted, continue to be covered by the SPA agreements. QIDP status for IV and oral formulations has been received in all three indications.
(2)	UTI program being developed. QIDP status has been received in cUTI.
(3)	We retain rights to sarecycline outside of the United States. Up to $17 million in regulatory milestones and mid-single digits to the low double digits royalties may be earned by us from Actavis on U.S. net sales.

The Antibiotics Market and Limitations of Current Therapies

Physicians commonly prescribe antibiotics to treat patients with acute and chronic infectious diseases that are either known, or presumed, to be caused by bacteria. The World Health Organization has identified the development of worldwide resistance to currently available antibacterial agents as being one of the three greatest threats to human health in this decade. In a press release announcing the release of a study titled “Hospital and Societal Costs of Antimicrobial Resistant Infections in a Chicago Teaching Hospital: Implications for Antibiotic Stewardship,” it was estimated that antibiotic-resistant infections cost the U.S. healthcare system in excess of $20.0 billion annually. In addition, these avoidable infections result in more than $35.0 billion in societal costs and more than 8 million additional days spent in the hospital. Historically, the majority of life-threatening infections resulting from antibiotic-resistant bacteria were acquired in the hospital setting. According to two recent reports issued by Decision Resources Group, “Hospital-Treated Infections” published in 2014 and “Community Acquired Bacterial Pneumonia” published in 2012, approximately seven million antibiotic treated events occur annually in the three combined indications of ABSSSI, UTI, and CABP in U.S. hospitals. The evolving emergence of multi-drug resistant pathogens in the community setting further emphasizes the need for novel agents capable of overcoming antibiotic resistance. IMS data issued in 2014 reported that approximately 75 million retail prescriptions for the top five generic broad spectrum oral antibiotics, levofloxacin, co-amoxyclav, azithromycin, ciprofloxacin, and clarithromycin were written in 2013 in the United States alone, with approximately two-thirds being in respiratory indications. While only levofloxacin maintained significant patent coverage, global sales in 2010 for these five antibiotics ranged from $3.4 billion for levofloxacin to $1.4 billion for clarithromycin and approximately 65% of the sales generated were for their oral formulations as a result of step down therapy.

Bacteria are often broadly classified as gram-positive bacteria, including antibiotic-resistant bacteria such as MRSA and MDR-SP; gram-negative bacteria, including antibiotic-resistant bacteria such as ESBL-producing Enterobacteriaceae; atypical bacteria, including Chlamydophila pneumoniae and Legionella pneumophila; and anaerobic bacteria, including Bacteroides and Clostridia. Antibiotics that are active against both gram-positive and gram-negative bacteria are referred to as “broad spectrum,” while antibiotics that are active only against a select subset of gram-positive or gram-negative bacteria are referred to as “narrow spectrum.” Today, because many of the currently prescribed antibiotics that have activity against resistant organisms typically are “narrow spectrum,” they cannot be used as an empiric monotherapy treatment of serious infections where gram-negative, atypical or anaerobic bacteria may also be involved. Based on published studies, rates of infections involving organisms other than gram-positive bacteria have been found to be as much as 15% in ABSSSI, up to 40% in CABP and 70% to 90% in urinary tract infections.

When a patient comes to the emergency room or hospital for treatment of a serious infection, the physician’s selection of which IV antibiotic to use is often based on the severity of infection, the pathogen(s) believed most likely to be involved and the probability of a resistant pathogen(s) being present. After initial IV therapy and once the infection begins to respond to treatment, hospitals and physicians face strong pressures to discharge patients from the hospital in order to reduce costs, reduce hospital-acquired infections and improve the patient’s quality of life. In order to transition patients out of the hospital and back home to complete the course of therapy, physicians typically prefer to have the option to prescribe a bioequivalent oral formulation of the same antibiotic.

Antibiotics used to treat ABSSSI, CABP, UTI and other serious, community-acquired bacterial infections must satisfy a wide range of criteria on a cost-effective basis. For example, we believe that existing treatment options for ABSSSI, including vancomycin, linezolid, daptomycin and tigecycline; for CABP, including levofloxacin, moxifloxacin, azithromycin, ceftriaxone, ceftaroline and tigecycline; and for UTI, including levofloxacin, ciprofloxacin, ceftriaxone and trimethoprim/sulfamethoxazole, have one or more of the following significant limitations:

•	Limited spectrum of antibacterial activity. Since it may take as long as 48 to 72 hours to identify the pathogen(s) causing an infection and most of the currently available options that cover resistant pathogens are only narrow-spectrum treatments, physicians are frequently forced to initially prescribe two or more antibiotics to treat a broad spectrum of potential pathogens. For example, vancomycin, linezolid and daptomycin, the most frequently prescribed treatments for certain serious bacterial skin infections, are narrow-spectrum treatments active only against gram-positive bacteria. The currently available treatment with a more appropriate spectrum for use as a monotherapy against serious and antibiotic-resistant bacterial infections is tigecycline, but it has other significant limitations, including twice-daily IV-only dosing and tolerability concerns, including nausea and vomiting.

•	Lack of both IV and oral formulations. Of the most common treatments for serious bacterial infections, vancomycin, daptomycin, ceftriaxone and tigecycline are only available as injectable or IV formulations. The lack of an effective bioequivalent oral formulation of these and many other commonly prescribed antibiotics requires continued IV therapy, which is inconvenient for the patient and may result in longer hospital stays and greater cost. Alternatively, because of the absence of the same antibiotic in an oral, well-tolerated formulation, physicians may switch the patient to a different orally available antibiotic at the time of hospital discharge. This carries the risk of new side effects and possible treatment failure if the oral antibiotic does not cover the same bacteria that was being effectively treated by the IV antibiotic therapy. While linezolid is a twice-daily IV and oral therapy, it is a narrow-spectrum treatment that is associated with increasing bacterial resistance, side effects from interactions with other therapies and other serious safety concerns.

•	Safety/tolerability concerns and side effects. Concerns about antibiotic safety and tolerability are among the leading reasons why patients stop treatment and fail therapy. The most commonly used antibiotics, such as vancomycin, linezolid, daptomycin, levofloxacin, moxifloxacin, azithromycin and tigecycline, are associated with safety and tolerability concerns. For example, vancomycin, which requires frequent therapeutic monitoring of blood levels and corresponding dose adjustments, is associated with allergic reactions and can cause kidney damage, loss of balance, loss of hearing, vomiting and nausea in certain patients. Linezolid is associated with bone marrow suppression and loss of vision and should not be taken by patients who are also on many commonly prescribed anti-depressants, such as monoamine oxidase inhibitors and serotonin reuptake inhibitors. Daptomycin has been associated with a reduction of efficacy in patients with moderate renal insufficiency and has a side effect profile that includes muscle damage. Tigecycline is associated with tolerability concerns because of vomiting and nausea. Levofloxacin and moxifloxacin are associated with tendon rupture and peripheral neuropathy. Additionally, a May 2012 article in the New England Journal of Medicine indicated that a small number of patients treated with azithromycin and quinolones, such as levofloxacin or moxifloxacin, may experience sudden death due to cardiac arrhythmia, which is often predicted by a prolongation of the corrected QT interval, or QTc. The FDA issued a Drug Safety Communication on March 12, 2013 titled “Azithromycin (Zithromax or Zmax) and the risk of potentially fatal heart rhythms,” and the azithromycin drug label warnings were strengthened to address this concern.

•	Increasing bacterial resistance. Bacterial resistance to the most frequently prescribed antibiotics (branded or generic) has limited their potential to treat infections, which prevents their use as an empiric monotherapy. We believe that MRSA and MDR-SP in the community have posed treatment challenges because of resistance to penicillins (resistance rate up to 100% for both), cephalosporins (100% and 11%, respectively, for ceftriaxone), macrolides (83% and 86%, respectively, for erythromycin/azithromycin) and quinolones (73% and 2%, respectively, for levofloxacin), particularly in ABSSSI and CABP. There have also been recent reports of resistance developing during treatment with daptomycin and concerns about an increasing frequency of strains of Staphylococcus aureus with reduced susceptibility to vancomycin. Additionally, linezolid use has been associated with drug resistance, including reports of outbreaks of resistance among Staphylococcus aureus and Enterococcus strains. The increasing occurrence of multi-drug resistant, ESBL-producing, gram-negative bacteria in community-acquired UTIs has severely curtailed the oral antibiotic treatment options available to physicians for these UTIs. For example, in a recent survey, 95% and 76% of the ESBL isolates of Escherichia coli found in UTIs, respectively, were resistant to ceftriaxone and levofloxacin.

These limitations can ultimately lead to longer hospital stays, greater healthcare costs and increased morbidity and mortality due to lower cure rates and increased side effects. While certain antibiotics address some of these criteria, we do not believe there is one superior treatment option that satisfies all criteria. We believe that it is essential for the treatment of patients with serious, community-acquired bacterial infections that physicians prescribe the right antibiotic the first time, as ineffective antibiotics can quickly lead to progressively more severe and invasive infections or even death.

Our Product Candidates

Omadacycline

In order to address some of the limitations of current antibiotics, we have designed omadacycline to be a new broad-spectrum antibiotic for potential use as an empiric monotherapy option for patients suffering from serious, community-acquired bacterial infections, such as ABSSSI, CABP and UTI, where antibiotic resistance is of concern for treating physicians. We believe omadacycline may enable physicians to prescribe an antibiotic that will increase the chance for reliable cure rates, the potential ability to avoid hospitalization and the potential for shorter hospital stays through the completion of therapy with an oral antibiotic at home, all of which may reduce overall healthcare costs. Potential advantages of omadacycline include:

•	Once-daily IV and oral formulations to support “step-down” therapy. We have studied once-daily IV and oral formulations of omadacycline in approximately 700 subjects to date across multiple Phase 1, Phase 2 and Phase 3 clinical trials, and we plan to use both of these formulations in our Phase 3 registration trials. The bioequivalence of the IV and oral formulations may permit step-down therapy, which may allow patients to start treatment on the IV formulation then “step down” to the oral formulation of the same antibacterial agent once the infection is responding. We believe that step-down therapy has the potential to avoid the safety and efficacy concerns that can accompany switching from an IV agent to a different class of oral antibiotic and to facilitate the continuance of curative therapy at home. We believe that our SPA agreements with the FDA will permit us to submit for approval of both IV and oral formulations of omadacycline.

•	Broad spectrum of antibacterial activity. Omadacycline has demonstrated in vitro activity against all common pathogens found in ABSSSI, such as Staphylococcus aureus, including MRSA, Streptococci (including Group A Streptococci), anaerobic pathogens and many gram-negative organisms. Omadacycline is also active in vitro against the key pathogens found in CABP, such as Streptococcus pneumoniae, including MDR-SP, Staphylococcus aureus, Haemophilus influenzae and atypical bacteria, including Legionella pneumophila. On the basis of the in vitro spectrum of activity demonstrated by omadacycline against a range of pathogens in our pre-clinical testing, we believe omadacycline has the in vitro spectrum of coverage needed to potentially become the primary antibiotic choice of physicians and serve as an empiric monotherapy option for ABSSSI, CABP, UTI and other serious, community-acquired bacterial infections where resistance is of concern, if approved by the FDA.

•	Favorable safety and tolerability profile. To date, we have observed omadacycline to be generally well tolerated in studies involving approximately 700 subjects. We have conducted a thorough QTc study, as defined by FDA guidance to assess prolongation of QTc, an indicator of cardiac arrhythmia. This study suggests no prolongation of QTc by omadacycline at three times the therapeutic dose. Further, in clinical studies, omadacycline does not appear to adversely affect blood cell production, nor does it appear to metabolize in the liver or anywhere else in the body, thus reducing the likelihood of causing drug-to-drug interactions. Additionally, omadacycline has resulted in low rates of diarrhea, and we have not observed Clostridium difficile infection, which can frequently occur from the use of broad-spectrum antibiotics.

•	Designed to overcome bacterial resistance. We designed omadacycline to overcome the two major mechanisms of tetracycline resistance, known as pump efflux and ribosome protection. This approach was via structure-activity relationship chemistry-based modifications of the seven and nine positions of minocycline. Our attempts to generate resistance to omadacycline in the laboratory suggest a low potential for developing resistance. In addition, our testing of thousands of bacterial samples in the laboratory suggests that omadacycline has not been affected to date by clinically relevant mechanisms of resistance to tetracyclines or to any other class of antibiotics.

We have built a highly productive discovery and pre-clinical development platform that has generated innovative small molecule therapeutic candidates based upon medicinal chemistry-based modifications, according to structure-based activity, of all positions of the core tetracycline molecule. These efforts have yielded molecules with broad-spectrum antibiotic properties and narrow-spectrum antibiotic properties, and molecules with potent anti-inflammatory properties to fit specific therapeutic applications. This proprietary chemistry platform has produced many compounds that have shown interesting characteristics in various in vitro and in vivo efficacy models. Omadacycline and sarecycline are examples of molecules that were synthesized from this chemistry discovery platform.

In addition to its broad spectrum of antibacterial activity and its availability in once-daily IV and oral formulations, omadacycline appears to penetrate tissues broadly, including the lungs, muscle and kidneys, thereby achieving high concentrations at the sites of infection. Since omadacycline is eliminated from the body (as unchanged parent compound) via the kidneys, liver and intestine in a balanced manner, we believe it may potentially be used in patients with diminished kidney and liver function, without dose adjustment. In addition, we have completed pre-clinical work evaluating omadacycline for the potential treatment of sinusitis, also known as a sinus infection or rhinosinusitis. We intend to continue exploring the potential use of omadacycline for the treatment of patients with sinusitis.

Completed Omadacycline Clinical Trials

Early Terminated Phase 3 Clinical Trial in cSSSI

Design. We designed our Phase 3 clinical trial pursuant to the then-current 1998 FDA guidance on developing antimicrobial drugs for the treatment of complicated skin and skin structure infections, or cSSSI. The primary objective of the clinical trial was to establish that omadacycline as a monotherapy was not inferior to linezolid, with or without moxifloxacin, as a treatment for patients with serious skin infections. Following randomization, patients initially received either IV therapy with 100 milligrams, or mg, of omadacycline every 24 hours, or 600 mg of linezolid every 12 hours. For patients with infections suspected or documented as involving gram-negative bacteria, the blinded physician had the option of providing patients with additional antibiotic therapy, with patients assigned to the linezolid arm receiving 400 mg of moxifloxacin every 24 hours and patients assigned to omadacycline receiving a placebo, since omadacycline has activity against some of the most common gram-negative bacteria that commonly cause these infections, to match the dosing regimen of linezolid-treated patients.

Patients who were enrolled in this clinical trial had one of three major infection types: wound infection, cellulitis or major abscess. Enrollment of patients with major abscess was limited to 20% of the total enrollment. Patients were initially treated with the applicable study drug intravenously and then, based on the physician’s assessment of the response of the infection to treatment, patients could be switched to oral therapy. For oral step-down therapy, patients randomized to linezolid received one 600 mg tablet of linezolid every 12 hours, and if treatment for suspected gram-negative bacteria was still required, one 400 mg tablet of moxifloxacin every 24 hours. Patients randomized to omadacycline received 300 mg of omadacycline (dosed as two 150 mg tablets) every 24 hours, plus placebo where gram-negative bacteria was suspected. Patients transitioned to oral therapy after receiving an average of 4.8 days of IV therapy. We intended to evaluate the trial’s primary endpoint by analyzing the clinical success rates in the intent-to-treat, or ITT, and the clinically evaluable, or CE, populations. The ITT population in this clinical trial refers to all enrolled subjects who received at least one dose of study drug, and the CE population refers to all ITT subjects who had a qualifying infection as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations and had not received non-study antibiotics. As a result of the study being terminated ahead of schedule due to FDA changes in regulatory guidance for the primary endpoint, we did not enroll a sufficient number of patients to determine non-inferiority or superiority.

Patient characteristics. Of the 140 patients that received at least one dose of study drug, 68 were randomized to omadacycline and 72 were randomized to linezolid. Cellulitis was present in 92 of the 140 patients who received at least one dose of study drug. The maximal dimension of the infection at baseline exceeded 10 cm for 125 of the 140 patients, and for these patients the mean maximal lesion dimension exceeded 20 cm.

Efficacy. Although we terminated this trial before reaching its enrollment goal, thus precluding any statistical conclusions with regard to non-inferiority, the table below shows the clinical success rates in omadacycline- and linezolid-treated patients in the two primary analysis populations, ITT and CE. The overall clinical success rates in the ITT population were between 85% and 90% in both omadacycline- and linezolid-treated patients. In the CE population, the overall clinical success rates were in the mid-90% range for both omadacycline- and linezolid-treated patients. In the microbiologically evaluable population, which includes patients included in the CE population from whom a bacterial pathogen was isolated at baseline enrollment, the clinical success rates for MRSA and methicillin-susceptible Staphylococcus aureus, or MSSA, infections were greater than 90% in both omadacycline- and linezolid-treated patients. These data remain congruent with the favorable comparative efficacy activity seen in our Phase 2 clinical trial of omadacycline in cSSSI, and we believe the results support proceeding to Phase 3 registration trials.

	Omadacycline			Linezolid
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
Intent-to-Treat	58	68	85.3%	64	72	88.9%
Clinically Evaluable	58	60	96.7%	64	67	95.5%

Note: The table above shows data from our Phase 3 non-registration clinical trial, which did not have a sufficient number of patients enrolled to determine statistical non-inferiority.

We also analyzed subgroups of CE patients defined by the category of complicated skin infection experienced by those patients. The table below shows the clinical success rates at the test-of-cure, or TOC, in CE patients for each of the three major categories of serious skin infections (wound, cellulitis and major abscess). This analysis showed that for each of the categories of serious skin infection, omadacycline treatment resulted in approximately the same cure rate as linezolid treatment, thus suggesting consistent activity across the major ABSSSI subtypes that we intend to study in the Phase 3 registration trials.

	Omadacycline			Linezolid
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
All CE Patients at TOC	58	60	96.7%	64	67	95.5%
Wound	13	13	100%	12	13	92.3%
Cellulitis	38	39	97.4%	44	45	97.8%
Major Abscess	7	8	87.5%	8	9	88.9%

Note: The table above shows data from our Phase 3 non-registration clinical trial, which did not have a sufficient number of patients enrolled to determine statistical non-inferiority.

Safety and tolerability. The overall incidence of adverse events was similar in both treatment groups. There were no significant alterations of cardiovascular, renal or hepatic safety laboratory values. One death occurred in a patient randomized to omadacycline who presented with undiagnosed metastatic lung cancer after being assessed as cured following the TOC visit. Study investigators did not consider any of the serious adverse events reported to be related to either omadacycline or linezolid. The table below shows the adverse events reported by 10% or more of either omadacycline-treated patients or linezolid-treated patients.

	Omadacycline (N = 68)		Linezolid (N = 72)
Adverse Event	N	Patients Reporting AE (%)	N	Patients Reporting AE (%)
Nausea	18	26.5%	19	26.4%
Headache	16	23.5%	5	6.9%
Dizziness	7	10.3%	6	8.3%
Vomiting	6	8.8%	11	15.3%
Diarrhea	3	4.4%	13	18.1%

Post-hoc efficacy analysis. In October 2013, the FDA issued the current guidance for ABSSSI removing elimination of fever and defining the early clinical response, or ECR, as a ≥ 20% reduction in lesion size within 48 to 72 hours of initial therapy compared to the baseline measurement in ITT patients as the primary endpoint for efficacy. We conducted a post-hoc retrospective analysis of the Phase 3 cSSSI non-registration trial data to assess the ECR rate in omadacycline- versus linezolid-treated patients. All ITT patients who had a lesion measurement taken within 48 to 72 hours following the initiation of treatment at an end-of-IV visit, or EOIV, were included in this retrospective analysis. As with our Phase 2 clinical trial, the protocol required that lesion size be measured by recording the maximal lesion dimension at baseline. Twenty-one omadacycline-treated patients and 21 linezolid-treated patients were identified that fit the criteria for analysis. The mean percent reduction in lesion size in each of these patient groups at the EOIV and at the end-of-treatment, or EOT, visit are shown in the table below. Of the 21 omadacycline-treated patients analyzed, 100% showed a reduction in lesion size of 20% or more compared to baseline measurements within 48 to 72 hours compared to 95.2% of patients in the linezolid-treatment arm. Both patient treatment arms showed comparable high ECR rates as well as additional lesion size reduction at the EOT visit. Taken together with the post-hoc efficacy analysis we conducted in the Phase 2 clinical trial, we believe that this analysis supports our belief that lesion size will be reduced at a comparable rate to that observed with linezolid and supports our belief that comparable activity to linezolid with the newly required ECR endpoint will be shown in the Phase 3 registration trial.

	Omadacycline (N = 21)	Linezolid (N = 21)
Mean % change in lesion size at EOIV (48-72 hours after baseline)	-62.3%	-57.4%
Mean % change in lesion size at EOT	-90.8%	-90.1%
ECR (>20% reduction in lesion size 48-72 hours after baseline)	100%	95.2%

Pharmacokinetics. PK data from our Phase 3 clinical trial, together with the data collected in our Phase 2 clinical trial, suggest that we achieved comparable drug levels in both healthy Phase 1 healthy volunteer subjects and subjects with serious skin infections at the doses utilized in the trial.

Summary. Although we terminated our Phase 3 clinical trial before we reached its enrollment goal due to the FDA’s decision to change the primary endpoint of skin infection trials to the ECR endpoint, we believe that the results of the Phase 3 clinical trial further support the belief that omadacycline will be well tolerated and effective as a treatment of patients with serious skin infections. Combined with those patients treated in the randomized Phase 2 clinical trial, we have treated a total of 179 patients with skin infections with omadacycline. Further, we believe that data from our post-hoc analyses of the newly required ECR endpoint support our belief that omadacycline will demonstrate comparable activity to linezolid within the ABSSSI study design in our planned Phase 3 ABSSSI SPA agreement with the FDA.

Phase 2 Clinical Trial in cSSSI

We designed and conducted and completed a randomized Phase 2 clinical trial with the primary objective of comparing the safety and tolerability of omadacycline to linezolid in patients with cSSSI. Our key secondary objectives involved comparing the efficacy of omadacycline to linezolid and assessing the PK properties of omadacycline.

Following randomization, patients initially received IV therapy with 100 mg of omadacycline every 24 hours, or 600 mg of linezolid every 12 hours. For patients with infections suspected or documented as involving gram-negative bacteria, the blinded physician had the option of providing patients with additional IV antibiotic therapy, with patients assigned to the linezolid group also receiving two grams of aztreonam every 12 hours, and patients assigned to the omadacycline group receiving a placebo to match the dosing regimen of linezolid-treated patients. Based on a blinded physician’s assessment of the appropriateness of hospital discharge and continuation of oral therapy, most patients then transitioned to oral therapy. For oral therapy, patients randomized to omadacycline received 200 mg of omadacycline (dosed as two 100 mg capsules) every 24 hours. Patients randomized to linezolid received one 600 mg tablet of linezolid every 12 hours. Patients in both groups received an average of five to six days of oral therapy following an average of 4.3 days of IV therapy.

Patient characteristics. Of the 219 patients that received at least one dose of the study drug in our Phase 2 clinical trial, 111 patients were randomly selected to be treated with omadacycline and 108 were randomly selected to be treated with linezolid. Two-thirds (66.2%, or 145) of the patients suffered from major abscesses. About 17.4%, or 38, of the patients suffered from wound infections, and the majority of these infections (29/38, or 76.3%) were due to traumatic injuries. Another approximately 8.2%, or 18 patients, suffered from cellulitis, and approximately 8.2%, or 18 patients, suffered from lower extremity lesions. Over two-thirds of the patients exhibited moderate to severe reddening of the skin, or erythema; hardness, or induration, of the infected area; and pain at baseline.

Efficacy. We measured clinical responses in two study populations, ITT and CE. The ITT population in this clinical trial refers to all enrolled subjects who received at least one dose of study drug, and the CE population refers to all ITT subjects who had a qualifying infection and were treated and evaluated as defined in the protocol. The table below summarizes the rates of successful clinical response for each of the two study populations and shows that in both populations the successful clinical response rates in omadacycline-treated patients were comparable to those in linezolid-treated patients.

Analyses of clinical responses by category of serious infection also showed that favorable outcomes with omadacycline appeared to be consistent across infection types. The leading cause of infection was Staphylococcus aureus, the majority of which were MRSA isolates. In the microbiologically evaluable population, the clinical success rates for MRSA and MSSA infections were greater than 90% in both omadacycline- and linezolid-treated patients.

	Omadacycline			Linezolid
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
Intent-to-Treat	98	111	88.3%	82	108	75.9%
Clinically Evaluable	98	100	98.0%	82	88	93.2%

Safety and tolerability. There were three serious adverse events reported in this clinical trial, one in an omadacycline-treated patient and two in linezolid-treated patients. The study investigator considered the event in the omadacycline-treated patient, which involved worsening confusion, to be unrelated to the study therapy. Among the 111 omadacycline-treated patients, 46 (41.4%) experienced one or more treatment-emergent adverse events and 24 (21.6%) experienced one or more adverse events assessed as potentially treatment-related. By comparison, among the 108 linezolid-treated patients, 55 (50.9%) experienced one or more treatment-emergent adverse events and 33 (30.6%) experienced adverse events assessed as potentially treatment-related. In both arms of the clinical trial, the most frequently involved organ system was the gastrointestinal tract, with adverse events reported in 21 (18.9%) omadacycline-treated patients and 20 (18.5%) linezolid-treated patients. There were no significant alterations of cardiovascular, renal or hepatic safety laboratory values. The table below lists 10 specific treatment-emergent adverse events that occurred in five or more patients in either treatment group.

	Omadacycline (N = 111)		Linezolid (N = 108)
Adverse Event	N	%	N	%
Nausea	13	11.7%	8	7.4%
Headache	7	6.3%	9	8.3%
Constipation	5	4.5%	2	1.9%
Fatigue	5	4.5%	2	1.9%
Rash / rash erythematous	5	4.5%	2	1.9%
Vomiting	5	4.5%	4	3.7%
Dizziness	4	3.6%	5	4.6%
Alanine aminotransferase increased(1)	3	2.7%	7	6.5%
Aspartate aminotransferase increased(1)	3	2.7%	5	4.6%
Diarrhea	3	2.7%	6	5.6%

(1)	Refers to an elevated level of this specific liver enzyme.

Post-hoc efficacy analysis. In October 2013, the FDA issued the current guidance for ABSSSI defining the ECR as ≥ 20% reduction in lesion size within 48 to 72 hours of initial therapy compared to the baseline measurement in ITT patients as the primary endpoint for efficacy. We conducted a retrospective analysis of the Phase 2 cSSSI data to assess the early clinical response rate in omadacycline- versus linezolid-treated patients. All ITT patients who had a lesion measurement taken within 48 to 72 hours following the initiation of treatment at an EOIV were included in this retrospective analysis. Also in accordance with FDA guidance, patients with diabetic foot infections were excluded from the analysis; these patients were excluded from enrollment in the Phase 3 clinical trial and will be excluded from enrollment in the upcoming Phase 3 ABSSSI registration trial. The Phase 2 protocol required that lesion size be measured by recording the maximal lesion dimension at baseline. Nineteen omadacycline-treated patients and 24 linezolid-treated patients were identified that fit the criteria for analysis. The mean percent reduction in lesion size in each of these patient groups at the EOIV and at the EOT visit are shown in the table below. Of the 19 omadacycline patients analyzed, 84.2% showed a reduction in lesion size of 20% or more compared to baseline measurements within 48 to 72 hours compared to 83.3% of patients in the linezolid arm. Both patient treatment arms showed a comparable ECR rate as well as additional lesion size reduction at the EOT visit. While our previous Phase 2 and 3 clinical trials were not designed to test statistical significance for the new ECR endpoint, we believe the results of the previous Phase 2 and 3 clinical trials, when considered together, support the hypothesis that omadacycline will demonstrate comparable efficacy to linezolid at the ECR endpoint.

	Omadacycline (N = 19)	Linezolid (N = 24)
Mean % change in lesion size at EOIV (48-72 hours after baseline)	-39.0%	-44.5%
Mean % change in lesion size at EOT	-82.2%	-68.5%
ECR (>20% reduction in lesion size 48-72 hours after baseline)	84.2%	83.3%

Pharmacokinetics. We observed that omadacycline exposure at the doses utilized in this study was similar to that measured in the earlier Phase 1 clinical trials in healthy volunteers. We believe these results are consistent with achieving therapeutic exposures using a once-daily regimen of omadacycline in both the IV and oral formulations.

Summary. In treating patients with serious infections involving the skin and surrounding tissues, we believe that IV and oral formulations of omadacycline appeared to demonstrate comparable safety, tolerability and activity to linezolid. Based on this work, we conducted an End-of-Phase 2 meeting with the FDA in 2008, and we determined to progress omadacycline into Phase 3 clinical trials for the treatment of cSSSI. Further, we believe that data from the post-hoc analyses of the ECR endpoint would support the belief that omadacycline will demonstrate comparable activity to linezolid within the ABSSSI study design in the SPA agreement with the FDA.

Combined Data from Phase 2 and Phase 3 Non-Registration Clinical Trials in Serious Bacterial Skin Infections

	Omadacycline						Linezolid
Population(1)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)
Intent-to-Treat	156	179	87.2%	102		57%	146	180	81.1%	113		63%
Clinically Evaluable	156	160	97.5%	—	(3)	—	146	155	94.2%	—	(3)	—

(1)	An ITT population refers to all enrolled subjects, as defined in the protocol, who received at least one dose of the study drug. A CE population refers to all ITT subjects who had a qualifying infection, as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations and had not received non-study antibiotics.
(2)	Clinical Success refers to the continued improvement or complete resolution of baseline signs and symptoms in the ITT or CE population, assessed by the clinical investigator 10 to 17 days after the last dose of the study drug. This assessment is known as the TOC.
(3)	Adverse events are evaluated for all patients who received more than one dose of the study drug, and as such, are based on the ITT population.

Note:	The table above shows combined data from our Phase 2 and Phase 3 non-registration clinical trials, neither of which had a sufficient number of patients enrolled to determine statistical non-inferiority.

Phase 1 Clinical Trials

We assessed omadacycline in 16 single-dosing and multiple-dosing Phase 1 clinical trials for both the IV and oral formulations, involving more than 500 healthy volunteer subjects. We believe that the results of these Phase 1 clinical trials appeared to show that omadacycline:

•	was well tolerated, without complaints of nausea or vomiting in subjects treated with the commercial ready IV or oral formulations being used in Phase 3 registration trials at the planned therapeutic dose;

•	was associated with asymptomatic increases in heart rate in healthy volunteer subjects but that were not evident in Phase 2 and Phase 3 non-registration clinical trials in patients with cSSSI;

•	was associated with mild reversible increases in alanine aminotransferase, a liver enzyme, at doses above the therapeutic doses used in Phase 2 and Phase 3 non-registration clinical trials;

•	was bioequivalent in both IV and oral formulations;

•	was without induction or inhibition of CYP enzymes;

•	had PK properties sufficient to support once-daily dosing regimens;

•	had minimal variations in bioavailability among men and women and patients at varying weights and sizes, supporting fixed dose formulations;

•	did not affect the QTc interval as demonstrated in a thorough QTc study;

•	would not require dosage adjustment in patients with hepatic impairment;

•	has reduced oral bioavailability by food if tablets are taken too close after a meal or if a meal is eaten too soon after taking a tablet (currently requiring oral dosing six hours after a meal and no food for two hours after oral dosing to minimize any potential PK interference by food); and

•	was excreted as active drug (unchanged parent compound without metabolism) with sufficient concentrations in urine to contemplate development for UTI.

From our End-of-Phase 2 meeting with the FDA regarding omadacycline, the FDA stated that our anticipated preclinical package for this product candidate was potentially acceptable to support the approval of an NDA. We still plan to conduct a limited Phase 1 clinical trial to evaluate exposure levels of omadacycline in patients with impaired kidney function, a small urinary PK Phase 1B study in subjects with cystitis, a small Phase 1 BAL/ELF clinical trial to evaluate the PK properties of omadacycline in the lungs, and a Phase 1 pediatric patient clinical trial. We also intend to initiate a pediatric study prior to submission of the omadacycline NDA in order to meet Pediatric Research Equity Act, or PREA, requirements.

Preclinical Studies

We have conducted preclinical studies to assess the safety of omadacycline, including thirteen week IV and oral studies in rats and monkeys to assess for efficacy in animal models of bacterial infections. In vitro and in vivo testing indicated the potential clinical utility of omadacycline in ABSSSI, CABP and UTI. The table below shows the in vitro activity of omadacycline against a broad range of bacterial pathogens found in ABSSSI, CABP and UTI, as assessed in independent laboratories using bacteria isolated from clinical specimens.

Clinical bacterial isolate minimum inhibitory concentration, or MIC, data from Phase 3 registration trials will determine the susceptibility or resistance breakpoint levels of omadacycline for the bacteria noted in the following tables. MIC values are indicative of a bacterium’s susceptibility or resistance to a particular antibiotic. A lower MIC value indicates potentially greater potency in vitro. Susceptibility and resistance data from other tetracycline-like compounds provide some guidance with regard to expected results for omadacycline. Historically, with older tetracyclines, MIC values for gram-positive bacteria were considered susceptible up to two micrograms per milliliter, or µg/mL, and for most gram-negative bacteria up to four µg/mL. Traditionally, bacteria considered resistant had MIC values for gram-positive bacteria of eight µg/mL and above, while gram-negative bacteria were considered resistant with MIC values of 16 µg/mL and higher.

Pharmacodynamic Characteristics Supporting Omadacycline Clinical Development in CABP

The microbiologic attributes of omadacycline, its effectiveness in non-neutropenic animal infection models, and its human pharmacokinetics suggest that omadacycline will be efficacious in community-acquired bacterial pneumonia. Omadacycline has demonstrated in vitro activity against the most common bacterial pathogen, Streptococcus pneumoniae (MIC90=0.06 to 0.12 µg/ml) and against H. influenzae (MIC90= 1.0 µg/ml) and Legionella pneumophila (MIC90= 0.25 µg/ml). Based on pharmacodynamics modeling using animal infection models, and taking into consideration an intact immune system, the projected efficacious plasma AUC to be attained in pneumonia would be between 0.5 and 1.1 µg*hr/ml. This would correspond to an AUC/MIC ratio of between 4.3-8.9. In humans, omadacycline has been shown to have a steady-state plasma AUC of approximately 10 µg*hr/ml—well above the AUC required for projected clinical efficacy based upon these animal models. Other factors may also contribute to efficacy, including low protein binding (< 20% in humans) and high tissue concentrations (in rats, omadacycline concentrations are 5.8 times greater than the plasma concentrations).

The microbiologic and pharmacokinetic attributes of omadacycline also compare favorably to tigecycline, which was approved for the treatment of moderate to severe CABP (IV-only) with robust clinical efficacy. Whereas the activity of omadacycline against S. pneumoniae is similar (0.06-0.125 µg/ml compared to 0.06 for tigecycline), the human plasma AUC (approximately 4.7 µg*hr/ml for tigecycline vs approximately 10 µg*hr/ml for omadacycline) and human protein binding (>80% for tigecycline and <20% for omadacycline). Human lung concentrations for tigecycline are approximate twice the concentration attained in plasma. Although human data for lung concentrations of omadacycline are not available, in rat studies, the lung concentrations were 5.8 times greater than in plasma, consistent with robust penetration into lung tissues. The estimated AUC/MIC ratio necessary for efficacy for tigecycline is approximately 12.8. Using the S. pneumoniae MIC90 of 0.06 ug/ml, which suggests that a plasma AUC of at least 0.8 µg*hr/ml, is required for clinical efficacy of tigecycline and is within the calculated range of efficacious plasma AUC levels for omadacycline based on animal studies noted above. These data suggest that the pharmacodynamics characteristics of omadacycline compare favorably to tigecycline and support the clinical development of omadacycline in CABP.

In Vitro Microbiology Studies

In the tables below, the column labeled “Number of Isolates” indicates the number of patients from whom an isolate of the organism was obtained. MIC90 indicates the concentration of drug that inhibits 90% of the pathogens in vitro, while MIC50 indicates the concentration of drug that inhibits 50% of the pathogens in vitro.

Class	Organism	Number of Isolates	MIC50 (µg / mL)	MIC90 (µg / mL)
Gram-positive pathogens	Staphylococcus aureus (MSSA)	52	0.25	0.25
	Staphylococcus aureus (MRSA)	111	0.25	0.25
	Coagulase-negative staphylococci	152	0.25	1.00
	Enterococcus faecalis (VSE)(1)	107	0.25	0.50
	Enterococcus faecalis (VRE)(2)	47	0.12	0.25
	Enterococcus faecium (VSE)	56	0.12	0.12
	Enterococcus faecium (VRE)	100	0.12	0.12
	Streptococcus pneumoniae	104	0.12	0.12
	Streptococcus pneumoniae (PRSP)(3)	51	0.12	0.12
	Streptococcus pyogenes	104	0.12	0.12
	Streptococcus agalactiae	53	0.12	0.25

Gram-negative pathogens	Haemophilus influenzae	105	0.50	1.00
	Moraxella catarrhalis	105	0.25	0.25
	Escherichia coli	203	2.00	4.00
	Klebsiella pneumoniae	204	2.00	8.00
	Acinetobacter baumannii	53	0.25	4.00

Anaerobic pathogens	Bacteroides fragilis	100	1.00	2.00
	Clostridium perfringens	100	1.00	4.00
	Anaerobic gram-positive cocci	101	0.25	0.50

Atypical pathogens	Legionella pneumophila	25	0.25	0.25
	Chlamydia pneumoniae	5	—	0.125-0.25

(1)	Vancomycin-sensitive enterococcus (“VSE”)
(2)	Vancomycin-resistant enterococcus (“VRE”)
(3)	Penicillin-resistant s. pneumonia (“PRSP”)

The tables below compare the in vitro activity of omadacycline and various antibiotics for ABSSSI, CABP and UTI pathogens against various strains of bacteria, including those resistant to current antibiotics.

Key Pathogens—ABSSSI

	MIC90 (µg/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid	Levofloxacin	Vancomycin	Amox- Clav(1)	Azithromycin
Staphylococcus aureus (MRSA) (111)	0.25	>64	(2)	4	>8	1	>8	>8
Staphylococcus aureus (MSSA) (52)	0.25	4		2	2	1	1	>8
Streptococcus pyogenes (104)	0.12	0.03		2	1	0.5	0.015	>4

(1)	Amoxicillin-clavulanic acid.
(2)	“>” indicates the highest concentration tested.

Key Anaerobe Pathogens—ABSSSI

	MIC90 (µg/ml)
Organism (Number of Isolates)	Omadacycline	Cefotaxime	Metronidazole		Clindamycin	Amox- Clav
Anaerobic gram-positive cocci (101)	0.5	16	>64	(1)	8	16

(1)	“>” indicates the highest concentration tested.

Key Typical Pathogens—CABP

	MIC90 (µg/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid		Levofloxacin	Vancomycin	Amox- Clav	Azithromycin
Staphylococcus aureus (MRSA) (111)	0.25	>64	(1)	4		>8	1	>8	>8
Streptococcus pneumoniae, PRSP (51)	0.12	2		2		1	1	8	>4	(1)
Haemophilus influenzae (105)	1	0.008		N/A	(2)	0.03	N/A	1	4
Moraxella catarrhalis (105)	0.25	1		8		0.06	N/A	0.25	0.06

(1)	“>” indicates the highest concentration tested.
(2)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.

Key Atypical Pathogens—CABP

	MIC90 (µg/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid	Moxifloxacin		Vancomycin	Amox- Clav	Azithromycin
Legionella pneumophila (25)	0.25	N/A	(1)	N/A	≤0.03	(2)	N/A	N/A	0.5

(1)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.
(2)	DuBois, J. et al. 2006. Activity of MK-2764/PTK 0796 Against Legionella spp. 46th ICAAC. Poster F1-1972

Key Pathogens—UTI

	MIC90 (µg/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid		Levofloxacin	Vancomycin	Amox- clav
Escherichia coli ESBL pos. (102)	4	128		N/A	(3)	>16	N/A	16
Staphylococcus aureus (MRSA) (111)	0.25	>64	(2)	4		>8	1	>8
CoNS, MR (114)(1)	1	>64		2		>8	2	8
Enterococcus species (310)	0.25	>64		4		>8	>32	>8

(1)	CoNS, MR: Coagulase-negative Staphylococcus species (not Staphylococcus aureus), methicillin resistant.
(2)	“>” indicates the highest concentration tested.
(3)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.

In a recent U.S. Medacorp survey issued in 2013, 97.1% of the 103 surveyed physicians believed that their patients with a resistant E.coli could benefit from a new well tolerated bioequivalent IV/oral antibiotic. Furthermore, surveyed physicians suspected high levels of multi-drug resistant E-coli (MDR-E) resistant to oral antibiotics in community UTIs. Almost half of the physicians surveyed suspected a MDR-E in 10-20% of community UTIs and 12% suspect MDR-E in greater than 20% of community UTIs. The Medacorp survey confirmed MDR-E resistant to oral antibiotics in the treatment of community UTIs is high, with 19% resistance to trimethoprim/sulfamethoxazole (TMP/SMX), 16% to beta-lactams (ESBL +ve) only, 18% to quinolones only, 14% to at least two of the three traditional classes, and 10% resistant to all three classes of antibiotic.

Omadacycline may provide a potential treatment option in patients with MDR-E. Further clinical trial investigation is planned given omadacycline’s renal clearance >40% with parent compound and potentially well-tolerated once-daily IV/oral profile.

Key Pathogens—Acute Bacterial Sinusitis

	MIC90 (µg/ml)
Organism (Number of Isolates)	OMC	Levofloxacin	Azithromycin	Amox-clav
S. pneumoniae (104)	0.12	1	>4	8
PSRP (51)	0.12	1	>4	8
H. influenzae (105)	1	0.03	4	1
M. catarrhalis (105)	0.25	0.06	0.06	0.25

Proposed Phase 3 Omadacycline Clinical Trials

We have conformed our proposed Phase 3 clinical trial designs for omadacycline to incorporate changes in regulatory guidance from the FDA over the last five years for the development of antibiotics as treatment for both ABSSSI and CABP. Following modification of the FDA’s guidance, we reached agreements in November 2013 with the FDA in the form of SPA amendment agreements for both a planned Phase 3 ABSSSI clinical trial and a planned Phase 3 CABP clinical trial. Subsequently, in late 2013 and early 2014, the FDA published new guidance for the industry on developing drugs for ABSSSI and draft guidance for the industry for developing drugs for CABP, both of which are consistent with the SPA that we received in November 2013. In April 2015, we received confirmation from the FDA that our protocols, as submitted, continue to be covered by the SPA agreements.

ABSSSI Trial

The Phase 3 clinical trial of omadacycline for the treatment of ABSSSI is designed to be a randomized, controlled and double-blinded multi-center study targeting the enrollment of approximately 650 patients, in which we will compare IV and oral forms of omadacycline to linezolid. The clinical trial design contemplates two IV doses of 100 mg of omadacycline (dosed at a 12 hour interval) on the first day of treatment, followed by one 100 mg IV dose of omadacycline every 24 hours on subsequent days, with a potential switch to one 300 mg oral dose (two 150 mg tablets) of omadacycline every 24 hours, compared to one 600 mg IV dose of linezolid every 12 hours, with a potential switch to one 600 mg oral dose every 12 hours. All subjects may be treated for up to 14 days. All medications will follow a double-blinded and double-dummy blinding design.

The primary endpoint for this clinical trial is non-inferiority of omadacycline compared to linezolid in the modified intent-to-treat, or mITT, population using a 10% non-inferiority margin. The mITT population refers to all randomized subjects without a potentially causative gram-negative causative pathogen at baseline. The primary endpoint for FDA purposes in this clinical trial will be ECR, which, according to the most recent FDA guidance issued in October 2013, refers to a greater than or equal to 20% reduction in lesion size compared to baseline assessed at 48 to 72 hours after initiation of treatment. For EMA purposes, the primary endpoint will be clinical response at TOC, determined 16 to 20 days after the initial dose. Secondary endpoints include microbiological response and safety. In addition, drug levels in plasma will be assessed in a subset of the patients enrolled in the clinical trial. Major skin infection subclasses that will be allowed in the study include cellulitis, wound and major abscesses, all with a minimum infection lesion total surface area of contiguous involvement of greater than or equal to 75 square centimeters, or cm. The proportion of patients enrolled with major abscesses will not exceed 30% of the total enrolled population. Patients who have previously taken effective long half-life (24 hours or greater) antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from enrollment. While we anticipate that all patients will be initiated with IV treatment in a hospital setting, depending on physician assessment, patients may be subsequently discharged to oral therapy for both treatment arms.

CABP Trial

The Phase 3 clinical trial of omadacycline for the treatment of CABP, pursuant to our SPA agreement with the FDA, is designed to be a randomized, controlled and double-blinded multi-center study targeting the enrollment of approximately 750 patients, in which we compare IV and oral forms of omadacycline to moxifloxacin. The clinical trial design contemplates two 100 mg IV doses of omadacycline (dosed at a 12 hour interval) on the first day of treatment, followed by one 100 mg IV dose of omadacycline every 24 hours on subsequent days, with a potential switch to one 300 mg oral dose (two 150 mg tablets) of omadacycline every 24 hours, compared to one 400 mg IV dose of moxifloxacin every 24 hours, with a potential switch to one 400 mg oral dose every 24 hours. All subjects may be treated for up to 14 days. All medications will follow a double-blind and double-dummy blinding design.

The primary endpoint for this study is non-inferiority of omadacycline compared to moxifloxacin in the ITT population using a 10% non-inferiority margin. The ITT population in this clinical trial refers to all randomized patients. The primary endpoint for FDA purposes in this clinical trial will be the improvement in at least two of four patient-reported symptoms (cough, sputum production, chest pain and shortness of breath) without deterioration in any of the four symptoms at 72 to 120 hours after initiation of treatment, which is referred to as ECR in relation to CABP. For EMA purposes, the primary endpoint will be clinical response at TOC, determined 16 to 20 days after the initial dose. Key secondary endpoints include microbiological response, safety and all-cause mortality. At least 85% of the patients in the study will be required to have moderate-to-severe CABP, as defined by the protocol. Patients who have previously taken a dose of a short acting, potentially effective antibiotic for the treatment of an infection within 72 hours of receiving the first dose of study medication will be allowed for enrollment but only up to 25% of the total ITT population. While we anticipate that all patients will be initiated on IV treatment in a hospital setting, depending on physician assessment, patients may be subsequently discharged to oral therapy for both treatment arms.

Sarecycline

Sarecycline is a novel, next-generation tetracycline that we designed specifically for dermatological use. We exclusively licensed the U.S. rights to sarecycline for the treatment of acne to Actavis. Actavis funds all U.S. development costs for this program. In exchange for license rights, we earn milestone payments upon the achievement of development and regulatory progress, of which a $4.0 million payment for the initiation of Phase

3 in December 2014 was received in January 2015, with $17.0 million remaining to be achieved, and a royalty on eventual net sales, if any. The next milestone is $5.0 million upon NDA submission. We retain development and commercialization rights outside of the United States, which are available for licensing to other partners in key international markets, such as the European Union, Japan, the rest of Asia, and Latin America. Actavis completed a Phase 2 clinical trial in early 2013 of sarecycline for the treatment of acne, the results of which were recently presented at an Actavis investor day conference in February 2015. Actavis initiated Phase 3 clinical trials of sarecycline in December 2014 for acne. At the Actavis investor day conference in February 2015, Actavis stated that it expected efficacy and long-term safety data from these trials to be available in 2016 with the potential for submitting an NDA for the treatment of acne in 2017. In addition, we have granted Actavis an exclusive license to develop and commercialize sarecycline for the treatment of rosacea in the United States, which converted to a non-exclusive license in December 2014 after Actavis did not exercise its development option with respect to rosacea. There are currently no clinical trials in rosacea under way.

Market

Both acne and rosacea can be disfiguring conditions with significant social and medical costs. According to IMS sales data, over $3.0 billion was spent on treatments for acne in 2013. In excess of $1.3 billion was spent in 2011 on various oral formulations of doxycycline or minocycline to treat these conditions. Periostat, reformulated doxycycline, and Solodyn, reformulated minocycline, recorded peak sales of approximately $300.0 million in 2012 and $750.0 million in 2011, respectively. In February 2015, at an investor day conference, Activis estimated peak U.S. revenue for sarecycline to potentially reach $250 to $500 million.

The most common oral treatments prescribed by dermatologists are tetracycline derivatives, which dermatologists widely accept as a therapy for moderate-to-severe acne. A common side effect associated with the use of any broad-spectrum antibacterial agent is gastrointestinal upset and antibiotic-associated infections caused by the destruction of the normal bacterial flora. In addition, we believe there is a growing concern and awareness of the development of antibiotic-resistant bacteria from the heavy use of broader-spectrum antibiotics, such as the older-generation tetracyclines, when broad-spectrum antibacterial therapy is not necessary. Similarly, for patients with severe acne, we believe that oral retinoid drugs are the leading option, but these drugs are not universally effective and also can carry potentially serious side effects. Therefore, we believe there is an unmet need for an improved tetracycline for this market.

Development

In the treatment of acne, we believe that a new product that targets a narrower spectrum of bacterial types, including Propionibacterium acnes, a key bacterium associated with acne, would offer advantages over the existing therapies, including older tetracycline derivatives. As compared to existing tetracyclines being used for the treatment of acne, preclinical studies suggest that sarecycline may have an improved profile that includes a narrow spectrum of antibacterial activity, oral bioavailability, anti-inflammatory activity, favorable GI tolerability, and favorable PK properties.

Other Product Candidates

We also have discovered and developed a series of product candidates through to proof-of-concept stage in animal models. Some of these tetracycline-derived, novel molecular entities were designed to utilize the recognized immune-modulation, anti-inflammatory and other beneficial properties of the tetracycline class. These research stage programs include potential product candidates for multiple sclerosis, spinal muscular atrophy, systemic inflammatory diseases such as rheumatoid arthritis and inflammatory bowel diseases, and an oral, narrow-spectrum, tetracycline-derived compound with activity against Clostridium difficile in vitro and in a rodent model of Clostridium difficile-associated diarrhea. We are currently evaluating which of these programs, if any, we may elect to develop further.

Commercialization Strategy

Assuming approval from regulatory authorities, we currently intend to market omadacycline as an empiric monotherapy that will be commercialized worldwide for the treatment of serious, community-acquired bacterial infections. We retain worldwide commercial rights to omadacycline. In the United States and Europe, we continue to reserve the right to either commercialize omadacycline alone, through one or more pharmaceutical companies that have established commercial capabilities or some combination thereof.

We believe that there is a similar rapidly growing need in other markets throughout the world, including established Asian markets such as Japan, Korea and Taiwan, as well as emerging markets, such as China, Russia, South America and India. We plan to pursue expansion of omadacycline to these markets through partnerships following the commercialization of omadacycline in the United States.

We exclusively licensed U.S. rights to Actavis to develop and commercialize sarecycline for the treatment of acne. In addition, we have granted Actavis an exclusive license to develop and commercialize sarecycline for the treatment of rosacea in the United States, which converted to a non-exclusive license in December 2014 after Actavis did not exercise its development option with respect to rosacea. There are currently no clinical trials in rosacea under way. We retain development and commercialization rights to sarecycline in all other regions of the globe. We plan to leverage the existing development and commercialization infrastructure of one or more potential partners to advance sarecycline through registration and commercialization.

Competition

Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies. We believe that our product candidates offer key potential advantages over competitive products that could enable our product candidates, if approved, to capture meaningful market share from our competitors.

If approved by the FDA, omadacycline will compete with other antibiotics in the serious bacterial skin infection market. These include vancomycin, marketed as a generic by Abbott laboratories and others; linezolid, marketed as Zyvox by Pfizer Inc.; daptomycin, marketed as Cubicin by Cubist Pharmaceuticals, Inc.; dalbavancin, approved in May 2014 and marketed as Dalvance by Actavis; tedizolid, marketed as Sivextro by Cubist Pharmaceuticals, Inc.; oritavancin, approved in August 2014 and marketed as Orbactiv by The Medicines Company; quinupristin/dalfopristin, marketed as Synercid by Pfizer, Inc.; tigecycline, marketed as Tygacil by Pfizer Inc.; telavancin, marketed as Vibativ by Theravance, Inc.; ceftaroline, marketed as Teflaro by Actavis; and generic trimethoprim/sulfamethoxazole.

Further, we expect that product candidates currently in Phase 3 clinical development, or that could enter Phase 3 clinical development in the near future, may represent significant competition if approved. These include delafloxacin and radezolid, under development by Melinta Therapeutics; CG-400549, under development by Crystal Genomics; GSK2140944, under development by GSK; nemonoxacin, under development by TaiGen Biotechnology; avarofloxacin, under development by Actavis; and brilacidin, under development by Cellceutix.

If approved by the FDA, omadacycline will also compete with other antibiotics in the community-acquired pneumonia market. These include azithromycin, marketed as Zithromax and Z-PAK by Pfizer Inc. and available as a generic; clarithromycin, marketed as Biaxin by Abbott Laboratories and available as a generic; moxifloxacin, marketed as Avelox by Bayer AG; levofloxacin, marketed as Levaquin by Johnson & Johnson and available as a generic; tigecycline, marketed as Tygacil by Pfizer Inc.; linezolid, marketed as Zyvox by Pfizer Inc.; ceftriaxone, marketed as Rocephin by F. Hoffman-La Roche Ltd and available as a generic; and ceftaroline, marketed as Teflaro by Actavis. We are also aware of various drugs that are or may eventually be under development for the treatment of CABP, delafloxacin and radezolid, under development by Melinta Therapeutics; solithromycin, under development by Cempra, Inc.; GSK2140944, under development by GSK; lefamulin, under development by NabrivaTherapeutics; nemanoxacin, under development by TaiGen Biotechnology; and avarofloxacin, under development by Actavis.

A number of competitors exist in the UTI indication. Generic potential competitors include levofloxacin, ciprofloxacin, trimethoprim/sulfamethoxazole, ceftriaxone and amoxicillin/clavulanic acid. Several branded injectable-only antibiotics are also used in hospitals, including imipenem/cilastatin, piperacillin/tazobactam and gentamicin brands. A limited number of companies are developing new oral antibiotics for the treatment of UTI infections, including eravacycline by Tetraphase Pharmaceuticals and finafloxacin by MerLion Pharmaceuticals.

Many of our potential competitors have substantially greater financial, technical and human resources than we do, as well as greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any product candidate we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of our development and commercialization. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render our product candidates non-competitive or obsolete.

Manufacturing

We do not own or operate current Good Manufacturing Practices manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We generally develop the initial synthesis routes for our compounds and partner with third-party manufacturers to scale-up and develop these processes, analytical methods and formulations. Our product candidates have to date been organic compounds of low molecular weight, commonly referred to as small molecules. They are manufactured in synthetic processes from starting materials that have to date been generally available. We currently rely on a small number of third-party contract manufacturers for all of our required raw materials, drug substance and finished product for our preclinical research and clinical trials. We do not have long-term commercial supply agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates should they be approved. We intend to enter into agreements with third-party contract manufacturers for the commercial production of those product candidates to ensure that commercial supply is available at the time of regulatory approval.

For omadacycline, the manufacturing process has been refined to commercial scale. The active pharmaceutical ingredient manufacturing process is an efficient three step synthesis followed by purification and salt formation. The starting material is minocycline which is a well characterized generic active ingredient. We have produced stable IV and oral drug product formulations. These products are currently undergoing stability testing and have demonstrated room temperature stability through at least three years. We have identified qualified commercial manufacturers for omadacycline, and we intend to use those manufacturers to complete process validation in support of potential market authorization filing, approval and launch.

Research and Development

We have and will continue to make substantial investments in research and development. Our research and development expenses totaled $5.0 million and $4.6 million in 2014 and 2013, respectively.

In the ordinary course of business, we enter into agreements with third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials and aspects of our research and preclinical testing. These third parties provide project management and monitoring services and regulatory consulting and investigative services.

Intellectual Property

The proprietary nature of, and protection for, our proprietary drug development platform, our product candidates and our discovery programs, processes and know-how are important to our business. We seek patent protection in the United States and internationally for areas such as composition of matter and the chemistries that allow for the synthesis of novel, substituted tetracycline compounds that exhibit significant antibacterial and/

or anti-inflammatory activity, and any other technology to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our proprietary technologies and compounds, our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to prevent third parties from making, using, selling, offering to sell or importing our products and technology depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

As of December 31, 2014, our patent portfolio of owned or exclusively licensed patents and applications includes 51 issued U.S. patents, 23 pending U.S. patent applications and corresponding foreign national or regional counterpart patents or applications. We expect that the patents and patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other government fees are paid, would expire between 2020 and 2033, excluding any additional terms from patent term adjustments or patent term extensions under the Hatch-Waxman Amendments.

Omadacycline

The patent portfolio for omadacycline is directed to cover compositions of matter, formulations, salts and polymorphs, manufacturing methods and methods of use. The patents and patent applications covering omadacycline include patents and patent applications owned by us. In some corresponding foreign patents and patent applications, omadacycline is covered along with other compounds in patents and patent applications that are owned jointly by us and Tufts University that are subject to a license agreement we have with Tufts University. The issued composition of matter patent in the United States (U.S. Patent No. 7,553,828), if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, is expected to expire in 2023. We believe that an additional term of potentially up to five years for one of our omadacycline patents may result from the patent term extension provision of the Hatch-Waxman Amendments of 1984. Omadacycline has received qualified infectious disease product, or QIDP, designation under the Generating Antibiotic Incentives Now Act, or the GAIN Act. This may provide up to an additional five years of market exclusivity layered with protection provided by the Hatch-Waxman Amendments, which enables exclusivity to 2028. We expect that the other patents and patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire between 2021 and 2029, excluding any additional terms from patent term adjustments or patent term extensions under the Hatch-Waxman Amendments.

Sarecycline

The patent portfolio for our acne and rosacea program is directed to cover compositions of matter, methods of use, as well as salts and polymorphs of sarecycline. As of December 31, 2014, our patent portfolio includes issued U.S. Patent No. 8,318,706, or the ‘706 Patent, which covers composition of matter of sarecycline and issued U.S. Patent No. 8,513,223, or the ‘223 Patent, and corresponding foreign national or regional counterpart applications. The ‘706 Patent is expected to expire in 2031, and the ‘223 Patent is expected to expire in 2029, if the appropriate maintenance, renewal, annuity or other governmental fees are paid. We may also be entitled to an extension of the patent term for one of the patents covering sarecycline pursuant to the patent term extension provision of the Hatch-Waxman Amendments, as described in the section “U.S. Government Regulation – Patent Term Restoration and Marketing Exclusivity.”

Intermezzo

As of December 31, 2014, our patent portfolio of owned or exclusively licensed patents and applications includes four issued U.S. patents, two pending U.S. patent applications and corresponding foreign national or regional counterpart patents and applications which are directed to formulations and methods of use. The issued U.S. patents expire in 2025.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks

Further, we seek trademark protection in the United States where available and when appropriate. We have registered the service marks and trademarks PARATEK and PARATEK PHARMACEUTICALS & DESIGN, which we use in connection with our pharmaceutical research and development as well as our product candidates. The PARACYCLINE mark is registered in the European Union and Japan. In addition, we have registered the service mark THE ANTIBIOTIC RESISTANCE COMPANY in the European Union and Japan, which may be used in connection with the research and development of pharmaceuticals, drugs and antibiotics and the test, evaluation research and development of antibiotics and other pharmaceutical products, respectively.

Collaborations and License Agreements

Our commercial strategy is to partner with established pharmaceutical companies to develop and market products for the larger “community” markets, while retaining certain rights to products aimed at concentrated markets, such as hospital-based products, in the United States where we may seek to participate in development and commercialization.

Actavis

In July 2007, we entered into a collaborative research and license agreement with Actavis, under which we granted Actavis an exclusive license to research, develop and commercialize tetracycline products for use in the United States for the treatment of acne and rosacea. Since Actavis did not exercise its development option with respect to the treatment of rosacea prior to initiation of a Phase III trial for the product, the license grant to Actavis converted to a non-exclusive license for the treatment of rosacea as of December 2014. Under the terms of the agreement, we and Actavis are responsible for, and are obligated to use, commercially reasonable efforts to conduct specified development activities for the treatment of acne, and, if requested by Actavis, we may conduct certain additional development activities to the extent we determine in good faith that we have the necessary resources available for such activities. Actavis has agreed to reimburse us for our costs and expenses, including third-party costs, incurred in conducting any such development activities.

Under the terms of the agreement, Actavis is responsible for and is obligated to use commercially reasonable efforts to develop and commercialize tetracycline compounds that are specified in the agreement for the treatment of acne. Actavis may elect to advance the development of sarecycline for the treatment of rosacea in accordance with the terms of the agreement so the license granted to Actavis was converted to a non-exclusive license for the treatment of rosacea. We have agreed during the term of the agreement not to directly or indirectly develop or commercialize any tetracycline compounds in the United States for the treatment of acne and rosacea, and Actavis has agreed during the term of the agreement not to directly or indirectly develop or commercialize any tetracycline compound included as part of the agreement for any use other than as provided in the agreement.

We earned an upfront fee in the amount of $4.0 million upon the execution of the agreement, $1.0 million upon filing of an initial new drug application in 2010, and $2.5 million upon initiation of Phase 2 trials in 2012. In December 2014, we also earned $4.0 million upon initiation of Phase 3 trials associated with the agreement. In addition, Actavis may be required to pay us an aggregate of approximately $17.0 million upon the achievement of specified future regulatory milestones, the next being $5.0 million upon acceptance by the FDA of an NDA submission. Actavis is also obligated to pay us tiered royalties, ranging from the mid-single digits to the low double digits, based on net sales of tetracycline compounds developed under the agreement, with a standard royalty reduction post patent expiration for such product for the remainder of the royalty term. Actavis’ obligation to pay us royalties for each tetracycline compound it commercializes under the agreement expires on the later of the expiration of the last to expire patent that covers the tetracycline compound in the United States and the date on which generic drugs that compete with the tetracycline compound reach a certain threshold market share in the United States.

Either we or Actavis may terminate the agreement for certain specified reasons at any time after Actavis has commenced development of any tetracycline compound, including if Actavis determines that it would not be commercially viable to continue to develop or commercialize the tetracycline compound and/or that it is unlikely to obtain regulatory approval of the tetracycline compound, and, in any case, no backup tetracycline compound is in development or ready to be developed and the parties are unable to agree on an extension of the development program or an alternative course of action. Either we or Actavis may terminate the agreement for the other party’s uncured breach of a material term of the agreement on 60 days’ notice (unless the breach relates to a payment term, which requires a 30-day notice) or upon the bankruptcy of the other party that is not discharged within 60 days. Upon the termination of the agreement by Actavis for our breach, Actavis’ license will continue following the effective date of termination, subject to the payment by Actavis of the applicable milestone and royalty payments specified in the agreement unless our breach was with respect to certain specified obligations, in which event the obligation of Actavis to pay us any further royalty or milestone payments will terminate. Upon the termination of the agreement by us for Actavis’ breach or the voluntary termination of the agreement by Actavis, Actavis’ license under the agreement will terminate.

Tufts University

In February 1997, we entered into a license agreement with Tufts University, or Tufts, under which we acquired an exclusive license to certain patent applications and other intellectual property of Tufts related to the drug resistance field to develop and commercialize products for the treatment or prevention of bacterial or microbial diseases or medical conditions in humans or animals or for agriculture. We subsequently entered into nine amendments to that agreement to include patent applications filed after the effective date of the original license agreement, to exclusively license additional technology from Tufts, to expand the field of the agreement to include disinfectant applications, and to change the royalty rate and percentage of sublicense income paid by us to Tufts under our sublicense agreements with specified sublicensees. We are obligated under the agreement to provide Tufts with annual diligence reports and a business plan and to meet certain other diligence milestones. We have the right to grant sublicenses of the licensed rights to third parties, which will be subject to the prior approval of Tufts unless the proposed sublicensee meets a certain net worth or market capitalization threshold. We are primarily responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents covering the intellectual property licensed to us under the agreement at our sole expense. We have the first right, but not the obligation, to enforce the licensed intellectual property against infringement by third parties.

We issued Tufts 1,024 shares of our common stock on the date of execution of the agreement, and we may be required to make certain payments of up to $0.3 million to Tufts upon the achievement by products developed under the agreement of specified development and regulatory approval milestones. We have already made a payment of $50,000 to Tufts for achieving the first milestone following commencement of the Phase 3 non-registration clinical trial for omadacycline. We are also obligated to pay Tufts a minimum royalty payment in the amount of $25,000 per year, if we do not sponsor at least $100,000 of research at Tufts in such year. In the past, we have opted to satisfy our minimum royalty obligations to Tufts by providing an equivalent amount of sponsored research or receiving a waiver from Tufts with respect to such obligations. We expect that we will satisfy our future minimum royalty obligations to Tufts by making an annual royalty payment of $25,000 to

Tufts. In addition, we are obligated to pay Tufts royalties based on gross sales of products, as defined in the agreement, ranging in the low single digits depending on the applicable field of use for such product sale. If we enter into a sublicense under the agreement, we will be obligated to pay Tufts a percentage, ranging from the low-to-mid teens based on the applicable field of use for such product, of the license maintenance fees or sublicense issue fees paid to us by the sublicensee and the lesser of a percentage, ranging from the low tens to the high twenties based on the applicable field of use for such product, of the royalty payments made to us by the sublicensee or the amount of royalty payments that would have been paid by us to Tufts if we had sold the products.

Unless terminated earlier, the agreement will expire at the same time as the last-to-expire patent in the patent rights licensed to us under the agreement and after any such expiration we will continue to have an exclusive, fully-paid-up license to such intellectual property licensed from Tufts. Tufts has the right to terminate the agreement upon 30 days’ notice should we fail to make a material payment under the agreement or commit a material breach of the agreement and not cure such failure or breach within such 30 day period, or if, after we have started to commercialize a product under the agreement, we cease to carry on our business for a period of 90 consecutive days. We have the right to terminate the agreement at any time upon 180 days’ notice. Tufts has the right to convert our exclusive license to a non-exclusive license if we do not commercialize a product licensed under the agreement within a specified time period.

Purdue Pharma L.P.

In July 2009, we and Purdue Pharma L.P., or Purdue Pharma, entered into a collaboration agreement, or the Purdue Collaboration Agreement, that grants an exclusive license to Purdue Pharma to commercialize Intermezzo in the United States and pursuant to which:

•	Purdue Pharma paid us a $25.0 million non-refundable license fee in August 2009;

•	Purdue Pharma paid us a $10.0 million non-refundable intellectual property milestone in December 2011 when the first of two issued formulation patents was listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or Orange Book;

•	Purdue Pharma paid us a $10.0 million non-refundable intellectual property milestone in August 2012 when the first of two issued method of use patents was listed in the FDA’s Orange Book;

•	We transferred the Intermezzo NDA to Purdue Pharma, and Purdue Pharma is obligated to assume the expense associated with maintaining the NDA and further development of Intermezzo in the United States, including any expense associated with post-approval studies;

•	Purdue Pharma is obligated to commercialize Intermezzo in the United States at its expense using commercially reasonable efforts;

•	Purdue Pharma is obligated to pay us tiered base royalties on net sales of Intermezzo in the United States ranging from the mid-teens up to the mid-20% level, with each such royalty tiers subject to an increase by a percentage in the low single digits upon a specified anniversary of regulatory approval of Intermezzo. The base royalty is tiered depending upon the achievement of certain fixed net sales thresholds by Purdue Pharma, which net sales levels reset each year for the purpose of calculating the royalty. The royalty tiers are subject to reductions upon generic entry and patent expiration. Purdue Pharma is obligated to pay royalties until the later of 15 years from the date of first commercial sale in the United States or the expiration of patent claims related to Intermezzo; and

•	Purdue Pharma is obligated to pay us up to an additional $70.0 million upon the achievement of certain net sales targets for Intermezzo in the United States.

We had an option to co-promote Intermezzo to psychiatrists in the United States and such option was terminated as a result of the Merger.

The Purdue Collaboration Agreement expires on the expiration of Purdue Pharma’s royalty obligations. Purdue Pharma has the right to terminate the Purdue Collaboration Agreement at any time upon advance notice of 180 days. The Purdue Collaboration Agreement is also subject to termination by Purdue Pharma in the event of FDA or governmental action that materially impairs Purdue Pharma’s ability to commercialize Intermezzo or the occurrence of a serious event with respect to the safety of Intermezzo. The Purdue Collaboration Agreement may also be terminated by us upon Purdue Pharma commencing an action that challenges the validity of Intermezzo related patents. We also have the right to terminate the Purdue Collaboration Agreement immediately if Purdue Pharma is excluded from participation in federal healthcare programs. The Purdue Collaboration Agreement may also be terminated by either party in the event of a material breach by or insolvency of the other party.

We also granted Purdue Pharma and an associated company the right to negotiate for the commercialization of Intermezzo in Mexico in 2013 and retained the rights to commercialize Intermezzo in the rest of the world.

During the first quarter of 2014, Purdue Pharma discontinued use of the Purdue Pharma sales force to actively market Intermezzo to healthcare professionals. Consequently, sales of the product have since declined.

In October 2014, we announced that our board of directors had approved a special dividend of, among other things, the right to receive, on a pro rata basis, 100% of any royalty income received by us prior to the second anniversary of the closing date of the Merger pursuant to the Purdue License Agreement.

In addition, we joined Purdue Pharma in actions against certain parties alleging patent infringement and seeking injunctives and other relief. See the section titled “Legal Proceedings—Intermezzo Patent Litigation.”

Shin Nippon Biomedical Laboratories Ltd.

In September 2013, we and Shin Nippon Biomedical Laboratories Ltd., or SNBL, entered into a license agreement, or the SNBL License Agreement, pursuant to which SNBL granted us an exclusive worldwide license to commercialize SNBL’s proprietary nasal drug delivery technology to develop TO-2070. We were developing TO-2070 as a treatment for acute migraine using SNBL’s proprietary nasal powder drug delivery system. Under the SNBL License Agreement, we were required to fund all development and regulatory approval with respect to TO-2070, at our cost. Pursuant to the SNBL License Agreement, we paid an upfront nonrefundable technology license fee of $1.0 million, and we were also obligated to pay up to an aggregate of $41.5 million upon the achievement of certain development, regulatory and sales milestones, and tiered, low double-digit royalties on annual net sales of TO-2070.

In September 2014, we and SNBL entered into a Termination Agreement and Release, or the SNBL Termination Agreement, pursuant to which, among other things, the SNBL License Agreement was terminated and we assigned all of our rights, interest and title to the TO-2070 assets to SNBL, including a pending U.S. patent application, in exchange for a portion of certain future net revenue received by SNBL as set forth in the SNBL Termination Agreement, up to an aggregate of $2.0 million.

Past Collaborations

Novartis

In September 2009, we and Novartis International Pharmaceutical Ltd., or Novartis, entered into a Collaborative Development, Manufacture and Commercialization License Agreement, or the Novartis Agreement, for the co-development and commercialization of omadacycline, which included a $70 million upfront payment from Novartis to us, future development and sales milestone payments and future royalty payments, depending on the success of omadacycline. Under the agreement, Novartis was to have led development activities for omadacycline, and we were to have co-developed omadacycline and contributed a share of our development expense.

The Novartis Agreement provided that Novartis would bear the majority of all direct development costs incurred in connection with omadacycline and would assume all responsibility for the manufacturing of omadacycline. The agreement provided Novartis with a global, exclusive patent license for the development, manufacturing and marketing of omadacycline.

Novartis had the right to terminate the agreement without cause upon providing 60 days’ advance written notice. Novartis provided us with a notice of intent to terminate the agreement on June 29, 2011, and the termination became effective 60 days later. While Novartis terminated the agreement without cause, Novartis indicated that it elected to terminate the agreement due to the then-existing delays and uncertainties experienced in connection with the regulatory pathway for approval of omadacycline in two core indications, ABSSSI and CABP.

In January 2012, we and Novartis entered into a letter agreement, or the Novartis Letter Agreement, in which we reconciled shared development costs and expenses and granted Novartis a right of first negotiation with respect to commercialization rights of omadacycline following approval of omadacycline from the FDA, the European Medicines Agency, or EMA, or any regulatory agency, but only to the extent that we have not previously granted such commercialization rights for omadacycline to another third party as of any such approval.

Under the Novartis Agreement, we agreed to pay Novartis $2.9 million as reconciliation of development costs and expenses. In June 2014, we amended the Novartis Letter Agreement and Novartis agreed to convert the full amount of development cost share plus any accrued interest into a 0.25% royalty, to be paid from net sales received by us following the launch of omadacycline and continuing until the later of expiration of the last active valid patent claim covering such product in the country of sale and 10 years from the date of first commercial sale in such country. There are no other payment obligations to Novartis under the Novartis Agreement or the Novartis Letter Agreement.

Global Animal Health Provider

In May 2014, we and a leading global animal health provider terminated an existing collaborative research, license and commercialization agreement. We have no future obligations under this agreement, and the leading global animal health company retains no rights to our technology. As a result of this termination, in 2014, we recognized the remaining $0.3 million of deferred revenue related to the upfront and milestone payments received in 2007 and 2008.

Grant Funding

As we have received funding for our SMA program from the National Institutes of Health, inventions conceived or first actually reduced to practice during the performance of the research project are subject to the rights and limitations of certain federal statutes and various implementing regulations known generally and collectively as the Bayh-Dole Requirements. As a funding recipient, we have been subject to certain invention reporting requirements and certain limitations are placed on our assignment of the invention rights. In addition, the federal government retains a non-exclusive, irrevocable, paid-up license to practice the invention and, in exceptional cases, the federal government may seek to take title to the invention.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our drugs must be approved by the FDA through the NDA process before they may be legally marketed in the United States.

U.S. Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or the FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulation require the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements of the United States at any time during the product development process, approval process or after approval may subject us to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

•	refusal to approve pending applications;

•	withdrawal of an approval;

•	imposition of a clinical hold;

•	warning letters;

•	product seizures or recalls;

•	total or partial suspension of production or distribution; or

•	injunctions, fines, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices or other applicable regulations;

•	submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use, conducted in accordance with Good Clinical Practices, which are ethical and scientific quality standards and FDA requirements for conducting, recording and reporting clinical trials to assure that the rights, safety and well-being of trial participants are protected;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s safety, identity, strength, quality and purity; and

•	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some preclinical or nonclinical testing may continue even after the IND is submitted. In addition to including the results of the preclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with current Good Clinical Practices. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol and any amendments must be submitted to the FDA as part of the IND, and progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently in other situations, including the occurrence of serious adverse events. An institutional review board, or an IRB at each institution participating in the clinical trial must review and approve the protocol and any amendments before a clinical trial commences or continues at that institution, approve the information regarding the clinical trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase 2. Clinical trials are initiated in a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for regulatory approval and product labeling.

Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the End-of-Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support approval of the new drug. If this type of discussion occurred, a sponsor may be able to request an SPA agreement, the purpose of which is to reach agreement with the FDA on the design of the Phase 3 clinical trial protocol and analysis that will form the primary basis of an efficacy claim.

According to FDA guidance for industry on the SPA agreement process, a sponsor that meets the prerequisites may make a specific request for a special protocol assessment and provide information regarding the design and size of the proposed clinical trial. The FDA has a goal of evaluating the protocol within 45 days of the request to assess whether the proposed trial is adequate and that evaluation may result in discussions and a request for additional information. An SPA agreement request must be made before the proposed clinical trial begins, and all open issues must be resolved before the clinical trial begins. If an agreement is reached, it will be documented in writing and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins, except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began. Also, if the sponsor makes any unilateral changes to the approved protocol, the agreement will be invalidated. An SPA agreement is intended to provide greater assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of NDA approval. However, SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA.

The Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most drugs and biologicals, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under the PREA, original NDAs, biologics license applications, or BLAs and supplements thereto must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or the FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or submit a request for approval of a pediatric formulation. In our End-of-Phase 2 meeting with the FDA regarding omadacycline, we agreed to initiate an initial pediatric study prior to submission of the NDA, because serious and resistant ABSSSI and CABP also occur in children. Omadacycline could be a useful new antibiotic for this patient population. The FDA stated that our pediatric studies will exclude patients less than eight years of age.

Concurrent with clinical trials, companies usually complete additional animal safety studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and the manufacturer must develop methods for testing the quality, purity and potency of the final drugs. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf-life.

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval and issue a complete response letter. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing complies with cGMP requirements to assure and preserve the product’s safety, identity, strength, quality and purity. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendation. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

The FDA may require, as a condition of approval, Risk Evaluation and Mitigation Strategies (REMS), restricted distribution and use, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials, restrictions on direct-to-consumer advertising or commitments to conduct additional research post-approval. The FDA will issue a complete response letter if the agency decides not to approve the NDA in its present form. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

Expedited Review and Approval

The FDA has various programs, including Fast Track and priority review, which are intended to expedite or simplify the process for reviewing drugs. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will not be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious diseases and fill an unmet medical need. Priority review is designed to give drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists, an expedited review within eight months as compared to a standard review time of 12 months. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track-designated drug and expedite review of the application for a drug designated for priority review.

The GAIN Act is intended to provide incentives for the development of new QIDPs. A new drug that is designated as a QIDP after a request by the sponsor that is made before an NDA is submitted will be eligible, if approved, for an additional five years of exclusivity beyond any period of exclusivity to which it would have previously been eligible. In addition, a QIDP will receive priority review and Fast Track designation. QIDPs are defined as antibacterial or antifungal drugs intended to treat serious or life-threatening infections that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. Examples of pathogens that may be designated as a qualifying pathogen include MRSA, vancomycin-resistant Enterococcus and multi-drug resistant gram-negative bacteria. Omadacycline (both IV and oral formulations) has been designated as a QIDP for cUTI, ABSSSI and CABP.

Beyond GAIN Act

In addition to the GAIN Act, the United States Congress has initiated a significant number of legislative proposals to provide further incentives in anti-infective development. Such legislation includes the following:

•	The Antibiotic Development to Advance Patient Treatment Act of 2013, or ADAPT Act, was introduced in July 2014 to provide an accelerated antibiotic development pathway;

•	The Developing an Innovative Strategy for Antimicrobial Resistant Microorganisms Act of 2014, or DISARM Act, was introduced in January 2015 to provide a new antibiotics reimbursement framework; and

•	A discussion document outlining proposed provisions in the 21st Century Cures Act was released in January 2015 including a provision that would permit the holder of a QDIP designated product to convey a portion of its five-year extension of exclusivity to one or more other drugs.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of our drugs, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent and within applicable deadlines. The U.S. Patent and Trademark Office (the “USPTO”), in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restoration of patent term for omadacycline beyond its current composition of matter expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the omadacycline NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b) (2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity

The Best Pharmaceuticals for Children Act provides for an additional six months of marketing exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA, or a Written Request. If the Written Request does not include studies in neonates, the FDA is required to include its rationale for not requesting those studies. The FDA may request studies on approved or unapproved indications in separate Written Requests. The issuance of a Written Request does not require the sponsor to undertake the described studies. To date, we have not received any Written Requests.

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA and other authorities also strictly regulate the promotional claims that may be made about prescription products, and our product labeling, advertising, and promotion will be subject to continuing regulatory review. If approved, physicians nevertheless may prescribe our products to their patients in a manner that is inconsistent with the approved label or that is off-label. Positive clinical trial results for any approved products that are also subject to further review for additional indications increase the risk that the approved product may be used off-label. If we are found to have improperly promoted off-label uses, we may be subject to significant sanctions, civil and criminal fines, and injunctions prohibiting us from engaging in specified promotional conduct.

Moreover, any drug products manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

•	record-keeping requirements;

•	reporting of adverse experiences with the drug;

•	providing the FDA with updated safety and efficacy information;

•	drug sampling and distribution requirements;

•	notifying the FDA and gaining its approval of specified manufacturing or labeling changes;

•	complying with certain electronic records and signature requirements; and

•	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP requirements and other laws.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Other Healthcare Laws

We may be subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. Such laws include, without limitation, state and federal anti-kickback, false claims, false statements, civil monetary penalties, privacy and security and physician payment transparency laws.

The number and complexity of both federal and state laws continues to increase, and additional governmental resources are being added to enforce these laws and to prosecute companies and individuals who are believed to be violating them. While it is too early to predict what effect these changes will have on our business, we anticipate that government scrutiny of pharmaceutical sales and marketing practices will continue for the foreseeable future and subject us to the risk of government investigations and enforcement actions. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and financial results.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the European Union, before we may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure is compulsory for medicinal products produced by biotechnology or those medicinal products containing new active substances for specific indications such as the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, viral diseases and designated orphan medicines, and is optional for other medicines that are highly innovative. Under the centralized procedure, a marketing application is submitted to the EMA, where it will be evaluated by the Committee for Medicinal Products for Human Use, and a favorable opinion typically results in the grant by the European Commission of a single marketing authorization that is valid for all European Union member states within 67 days of receipt of the opinion. The initial marketing authorization is valid for five years, but once renewed is usually valid for an unlimited period. The decentralized procedure provides for approval by one or more “concerned” member states based on an assessment of an application performed by one member state, known as the “reference” member state. Under the decentralized approval procedure, an applicant submits an application, or dossier, and related materials to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Coverage and Reimbursement

Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that the payor will pay for the drug product once coverage is approved. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. A decision by a third-party payor not to cover Intermezzo or our product candidates could reduce physician utilization of our products once approved. Moreover, a third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Additionally, coverage and reimbursement for drug products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular drug product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will be a time-consuming process.

These third-party payors are increasingly reducing reimbursements for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Health Care Reform

In the United States, there have been and continue to be a number of significant legislative initiatives to contain healthcare costs. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, established the Medicare Part D program, or Part D, to provide a voluntary prescription drug benefit to

Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that will provide coverage of certain outpatient prescription drugs. Unlike the Medicare Part A and Part B programs, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for Intermezzo or our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Alternatively, Medicare beneficiaries may obtain prescription drug coverage under a Medicare Advantage plan, administered by a commercial health plan under a contract with the Centers for Medicare & Medicaid Services, or CMS. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provided funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research is developed by the U.S. Department of Health & Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of Intermezzo or our product candidates if any such products or the conditions that they are intended to treat are the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of Intermezzo or our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, is expected to have a significant impact on the healthcare industry. ACA requires certain manufacturers to disclose their financial relationships with physicians (and their family members) and teaching hospitals and expands coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, ACA expanded and increased industry rebates for drugs covered under Medicaid programs and made changes to the coverage requirements under Part D. We cannot predict the impact of ACA on pharmaceutical companies as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, some of which has not yet occurred.

Other legislative changes have been proposed and adopted in the United States since ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to legislative amendments, will remain in effect through 2024 unless additional Congressional action is taken. In addition, in January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Employees

As of February 28, 2015, we had 13 full-time employees, nine of whom were primarily engaged in research and development activities. A total of five employees have an M.D. or Ph.D. degree. None of our employees are represented by a labor union, and we consider our employee relations to be good.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. All prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, real estate investment trusts, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders subject to the alternative minimum tax or the Medicare contribution tax, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock.” Any such distribution will also be subject to the discussion below under the heading “Foreign Accounts.”

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation.” Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act, or FATCA, generally imposes a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). A U.S. federal withholding tax of 30% also applies to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity, as specifically defined for this purpose, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding provisions described above currently apply to dividends paid on our common stock and will generally apply with respect to gross proceeds of a sale or other disposition of our common stock on or after January 1, 2017. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

Leerink Partners LLC and Guggenheim Securities, LLC are acting as representatives of each of the underwriters named below and as joint bookrunning managers for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Leerink Partners LLC	1,287,000
Guggenheim Securities, LLC	715,000
Ladenburg Thalmann & Co. Inc.	572,000
BTIG, LLC.	143,000
Cantor Fitzgerald & Co.	143,000

Total	2,860,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at that price less a concession not in excess of $0.882 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$24.50	$70,070,000	$80,580,500
Underwriting discount	$1.47	$4,204,200	$4,834,830
Proceeds, before expenses, to us	$23.03	$65,865,800	$75,745,670

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $400,000. We also have agreed to reimburse the underwriters for their FINRA counsel fee in an amount up to $20,000. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 429,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and several of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Leerink Partners LLC on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to purchase any common stock;

•	lend any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

With respect to our executive officers and directors and several of our other existing security holders, the foregoing restrictions do not apply to:

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift or charitable contribution;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by will, other testamentary document or intestate succession;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to partners, members, stockholders, or holders of similar equity interests in such security holder or wholly-owned subsidiaries or the parent of such security holder;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to an immediate family member or to any trust for the direct or indirect benefit of such security holder or the immediate family of such security holder;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to any corporation, partnership, limited liability company or similar entity of which all of the beneficial ownership interests are held by such security holder or the immediate family of such security holder;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a domestic relations order, divorce decree or court order;

•

the establishment of a new trading plan pursuant to Rule 10b5-1 under the Exchange Act providing for dispositions or sales of common stock; provided that such plan does not permit dispositions or sales of shares of common stock or any security convertible into common stock and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be made;

•	the exercise of options to purchase common stock outstanding or granted under equity incentive plans or described in the registration statement with respect to this offering, provided that the underlying common stock continues to be subject to the restrictions listed above;

•	the exercise of warrants to purchase common stock outstanding on the date hereof, provided that the underlying common stock continues to be subject to the restrictions listed above; or

•	transfers to the Company in connection with the repurchase of shares of common stock in connection with the termination of such stockholder’s employment with the Company pursuant to contractual agreements with the Company.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “PRTK.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Cooley LLP, Palo Alto, California. The underwriters are being represented by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements of Paratek Pharmaceuticals, Inc. at December 31, 2013 and 2014, and for the years then ended, included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, and incorporated by reference herein have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph related to Paratek Pharmaceuticals, Inc.’s ability to continue as a going concern, thereon incorporated herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.paratekpharm.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and the securities offered hereby, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated herein by reference, because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated herein by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36066):

•	our Annual Report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on April 24, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K/A for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2015;

•	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on February 10, 2015, March 31, 2015 and April 16, 2015;

•	the description of our common stock contained in Item 1 of Form 8-A filed with the SEC on May 2, 2006 (File No. 000-51967), including any amendment or report filed for the purpose of updating such description; and

•	the description of our preferred stock purchase rights contained in Item 1 of Form 8-A filed with the SEC on September 13, 2013 (File No. 001-36066), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such Current Reports on Form 8-K that are related to such items unless such Current Reports on Form 8-K expressly provide to the contrary) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus supplement is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement, which will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Paratek Pharmaceuticals, Inc.

Attn: Chief Financial Officer

75 Kneeland Street

Boston, MA 02111

(617) 275-0040

PROSPECTUS

$200,000,000

Common Stock

From time to time, we may offer up to $200,000,000 of shares of our common stock. We will provide the specific terms of these offerings and the shares of common stock in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated herein by reference, before you buy the shares of common stock being offered.

Our common stock is listed on The NASDAQ Global Market under the ticker symbol “PRTK.” On April 23, 2015, the last reported sale price of our common stock was $29.18 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The NASDAQ Global Market or other securities exchanges of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and in similar sections in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration statement, we may, from time to time, offer and sell, in one or more offerings, our common stock described in this prospectus for total gross proceeds of up to $200,000,000. This prospectus provides you with a general description of the shares of common stock we may offer.

Each time we offer shares of common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described in the section titled “Incorporation by Reference,” before buying the shares of common stock being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document, and any information we have incorporated herein by reference is accurate only as of the date of the document incorporated herein by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section titled “Where You Can Find More Information.”

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and in similar sections in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Paratek,” “we,” “us,” “our” or similar references mean Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc.

Overview

We are a pharmaceutical company focused on the development and commercialization of innovative, antibacterial therapeutics based upon tetracycline chemistry. We have used our expertise in microbial biology and tetracycline chemistry to create chemically diverse and biologically distinct small molecules derived from the tetracycline class of molecules. Our two lead antibacterial product candidates are omadacycline and sarecycline. Omadacycline is ready to advance into Phase 3, the final stage of clinical development. Sarecycline entered Phase 3 clinical development in December 2014.

Omadacycline

Our first late-stage, lead antibacterial product candidate, omadacycline, is a novel, broad-spectrum antibiotic being developed for potential use as an empiric monotherapy for serious, community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. Empiric monotherapy refers to the use of a single, antibacterial agent to begin treatment of an infection before the specific pathogen causing the infection has been identified. We believe omadacycline has the potential to be used in the emergency room, hospital and community settings. We have designed omadacycline to provide potential advantages over existing antibiotics, including activity against antibiotic-resistant bacteria, broad spectrum of coverage, intravenous and oral formulations with once-daily dosing and a favorable safety and tolerability profile. We believe that omadacycline has the potential to become the primary antibiotic choice of physicians for use as an empiric monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious, community-acquired bacterial infections.

We have successfully completed clinical studies necessary to advance omadacycline into Phase 3 clinical development. We have reached an agreement with the U.S. Food and Drug Administration, or the FDA, for two separate Special Protocol Assessment, or SPA, agreements with regard to Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP. An SPA agreement documents the FDA’s agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the trial is successfully completed, will support a new drug application, or an NDA, submission. An SPA agreement is intended to provide greater assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of NDA approval. An SPA may only be changed through a written agreement between the sponsor and the FDA or if the FDA becomes aware of new public health concerns. SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA. In April 2015, we received confirmation from the FDA that our protocols, as submitted, continue to be covered by the SPA agreements.

Under our SPA agreements, we plan to commence a pivotal registration program that includes two Phase 3 trials of omadacycline, one each for the treatment of CABP and ABSSSI in 2015. Our two prior randomized clinical trials of omadacycline compared omadacycline to linezolid, marketed under the name Zyvox by Pfizer Inc. in the United States, a leading synthetic antibiotic used for the treatment of serious bacterial skin infections. These clinical trials evaluated both IV and oral forms of omadacycline compared to IV and oral forms of linezolid in 359 patients. Based on these studies, a Phase 2 trial and a prior Phase 3 trial, we believe that omadacycline’s clinical response rates and adverse event rates appear to be comparable to linezolid in serious bacterial skin infections.

Sarecycline

Our second late-stage, lead antibacterial product candidate, sarecycline, previously known as WC3035, is a novel, once-daily, tetracycline-derived compound designed for use in the treatment of acne and rosacea. We believe that, based upon the data generated to-date, sarecycline possesses favorable anti-inflammatory activity, plus narrow-spectrum antibacterial activity relative to other tetracycline-derived molecules. Additionally, we believe its oral bioavailability, lack of crossing the blood-brain barrier, and favorable pharmacokinetic, or PK, properties make it particularly well-suited for the treatment of inflammatory acne in the community setting. We have exclusively licensed rights to sarecycline for the treatment of acne in the United States to Warner Chilcott, now Actavis plc, or Actavis, while retaining rights in the rest of the world. Actavis has informed us that sarecycline entered Phase 3 clinical trials in December 2014 for acne. In addition, we have granted Actavis an exclusive license to develop and commercialize sarecycline for the treatment of rosacea in the United States, which converted to a non-exclusive license in December 2014 after Actavis did not exercise its development option with respect to rosacea. There are currently no clinical trials in rosacea under way. Actavis has announced that upon the closing their merger with Allergan Inc. and, subject to board approval and ratification, the new combined company will be called Allergan. We do not plan to develop or commercialize sarecycline ourselves, but intend to out-license rest of world rights.

The following table summarizes the primary therapeutic applications for our two Phase 3 ready product candidates:

(1)	Updated SPA agreements were received from the FDA for ABSSSI and CABP in November 2013 and we received confirmation from the FDA in April 2015 that our protocols, as submitted, continue to be covered by the SPA agreements. QIDP status for IV and oral formulations has been received in all three indications.
(2)	UTI program being developed. QIDP status has been received in cUTI.
(3)	We retain rights to sarecycline outside of the United States. Up to $17 million in regulatory milestones and mid-single digits to the low double digits royalties may be earned by us from Actavis on U.S. net sales.

Corporate History

Merger of Novacea, Inc. and Transcept Pharmaceuticals, Inc.

We are a Delaware corporation that was incorporated in February 2001 as D-Novo Therapeutics, Inc., which later changed its corporate name to Novacea, Inc., or Novacea. Novacea previously traded on The NASDAQ Global Market under the ticker symbol “NOVC.” On January 30, 2009, Novacea completed a business combination with privately-held Transcept Pharmaceuticals, Inc., or Old Transcept, pursuant to which Old Transcept became a wholly-owned subsidiary of Novacea, and the corporate name of Novacea was changed to “Transcept Pharmaceuticals, Inc.,” or Transcept. In connection with the closing of such transaction, Transcept common stock began trading on The NASDAQ Global Market under the ticker symbol “TSPT” on February 3, 2009.

Merger of Transcept Pharmaceuticals, Inc. and Paratek Pharmaceuticals, Inc.

On October 30, 2014, Transcept completed a business combination with privately-held Paratek Pharmaceuticals, Inc., or Old Paratek, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of June 30, 2014, by and among Transcept, Tigris Merger Sub, Inc., or Merger Sub, Tigris Acquisition Sub, LLC, or Merger LLC, and Old Paratek, or the Merger Agreement, pursuant to which Merger Sub merged with and into Old Paratek, with Old Paratek surviving as a wholly-owned subsidiary of Transcept, followed by the Merger of Old Paratek with and into Merger LLC, with Merger LLC surviving as a wholly-owned subsidiary of Transcept (we refer to these mergers together as the Merger). Immediately following the Merger, Transcept changed its name to “Paratek Pharmaceuticals, Inc.”, and Merger LLC changed its name to “Paratek Pharma, LLC.” In connection with the closing of the Merger, our common stock began trading on The NASDAQ Global Market under the ticker symbol “PRTK” on October 31, 2014.

Our principal executive offices are located at 75 Kneeland Street, Boston, MA 02111, and our telephone number is (617) 275-0400.

The Securities We May Offer

We may offer shares of our common stock with a total value of up to $200,000,000 from time to time under this prospectus, together with any applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the shares of common stock we may offer. Each time we offer shares of common stock under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the shares of common stock, including the aggregate offering price.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the shares of common stock directly to investors or to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of shares of common stock. If we do offer shares of common stock to or through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Common Stock

We may issue shares of our common stock from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. The holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described in the section titled “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” contained in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated herein by reference, the applicable prospectus supplement and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but are those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. This could cause the price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the section titled “Risk Factors” incorporated herein by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, as well as any amendments thereto reflected in subsequent filings with the SEC. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including, without limitation, any statements relating to:

•	the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans;

•	proposed new products, services or developments;

•	future economic conditions or performance;

•	the therapeutic and commercial potential of our product candidates;

•	the timing of regulatory discussions and submissions, and the anticipated timing, scope and outcome of related regulatory actions or guidance;

•	our ability to establish and maintain potential new collaborative, partnering or other strategic arrangements for the development and commercialization of our product candidates;

•	the anticipated progress of our clinical programs, including whether our ongoing clinical trials will achieve clinically relevant results;

•	the timing, scope and anticipated initiation, enrollment and completion of our ongoing and planned clinical trials and any other future clinical trials that we may conduct;

•	our ability to obtain and maintain regulatory approvals of our product candidates and any related restrictions, limitations and/or warnings in the label of an approved product candidate;

•	our ability to market, commercialize and achieve market acceptance for our product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our estimates regarding the sufficiency of our cash resources, expenses, capital requirements and needs for additional financing, and our ability to obtain additional financing;

•	our projected financial performance; and

•	our intended use of the net proceeds from offerings of our securities under this prospectus.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, time frames or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. We discuss many of these risks, uncertainties and other factors in greater detail in the section titled “Risk Factors” contained in any applicable prospectus supplement, in any free writing prospectuses we authorize for use in connection with a specific offering, in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, any applicable prospectus supplement and any free writing prospectuses we authorize for use in connection with a specific offering, together with the information incorporated herein by reference, as described in the section titled “Incorporation by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently anticipate using the net proceeds from the sale of common stock under this prospectus, if any, for clinical development and other research and development activities and for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from the sale of common stock under this prospectus. Accordingly, we will retain broad discretion over the use of such proceeds. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2014, there were 14,417,936 shares of our common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law described below. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information.”

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. The holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may designate and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deterring or preventing a change in control of Paratek or making removal of management more difficult, and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Tax Benefit Preservation Plan

Pursuant to our Tax Benefit Preservation Plan, 1,000,000 shares of our preferred stock have been designated Series A Junior Participating Preferred Stock, or Series A Preferred. In connection with the adoption of the Tax Benefit Preservation Plan, our board of directors declared a dividend of one preferred stock purchase right (individually, an NOL Right and collectively, the NOL Rights) for each share of common stock outstanding on the close of business on September 27, 2013. In connection with the Merger, we effected a 1-for-12 reverse stock split. Therefore, as long as the NOL Rights are attached to our common stock, we will issue twelve NOL Rights (subject to future adjustments) with each new share of common stock so that all such shares will have attached NOL Rights. When exercisable, each NOL Right will entitle the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred, at a price of $14.24 per one one-hundredth of a share of Series A Preferred, subject to adjustment, or the Purchase Price. Each share of Series A Preferred purchasable upon exercise of the NOL Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share or, if greater, an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of Paratek, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends), provided that such holders of the Series A Preferred will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Preferred will have 100 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred will be entitled to receive 100 times the amount received per share of common stock. The Series A Preferred will not be redeemable.

These rights are protected by customary antidilution provisions. Because of the nature of the Series A Preferred’s dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A Preferred purchasable upon exercise of each NOL Right should approximate the value of one share of common stock.

The purchase price payable, and the number of shares of Series A Preferred or other securities or property issuable, upon exercise of the NOL Rights are subject to adjustment from time to time to prevent dilution:

(i)	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred;

(ii)	upon the grant to holders of the Series A Preferred of certain rights or warrants to subscribe for or purchase Series A Preferred or convertible securities at less than the then current market price of the Series A Preferred; or

(iii)	upon the distribution to holders of the Series A Preferred of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of Transcept for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in shares of Series A Preferred (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

Until an NOL Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Paratek beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Charter Documents

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of our board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date the acquirer obtains the controlling stock interest. Our amended and restated certificate of incorporation provides that directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all outstanding stock or without cause by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding stock.

Our amended and restated certificate of incorporation requires that certain amendments of our certificate of incorporation and amendments by the stockholders of our amended and restated bylaws require the approval of at least 66 2⁄3% of the voting power of all outstanding stock.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting of stockholders, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our corporate secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our amended and restated bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of stockholders. However, our amended and restated bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed.

Our amended and restated bylaws provide that only our board of directors, the chairperson of the board, the chief executive officer or, in the absence of a chief executive officer, the president may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of the board, the chief executive officer or, in the absence of a chief executive officer, the president believed the matter should be considered or until the next annual meeting of stockholders, provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting of stockholders.

Our amended and restated certificate of incorporation does not allow stockholders to act by written consent without a meeting. Without the availability of stockholders’ actions by written consent, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of our board of directors, the chairperson of the board, the chief executive officer or at least 10% of the holders of shares entitled to vote at a stockholders’ meeting to call a stockholders’ meeting and satisfy the notice periods determined by our board of directors.

These and other provisions contained in our amended and restated certificate of incorporation and our amended and restated bylaws could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters or agents, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time, including in “at-the-market” offerings or otherwise. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent, in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The NASDAQ Global Market may engage in passive market-making transactions in the securities on The NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Paratek Pharmaceuticals, Inc. at December 31, 2013 and 2014, and for the years then ended, incorporated by reference into this registration statement have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Paratek. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.paratekpharm.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated herein by reference, because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated herein by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36066):

•	our Annual Report on Form 10-K/A, for the year ended December 31, 2014, filed with the SEC on April 24, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K/A for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2015;

•	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on February 10, 2015, March 31, 2015 and April 16, 2015;

•	the description of our common stock contained in Item 1 of Form 8-A filed with the SEC on May 2, 2006 (File No. 000-51967), including any amendment or report filed for the purpose of updating such description; and

•	the description of our preferred stock purchase rights contained in Item 1 of Form 8-A filed with the SEC on September 13, 2013 (File No. 001-36066), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such Current Reports on Form 8-K that are related to such items unless such Current Reports on Form 8-K expressly provide to the contrary) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Paratek Pharmaceuticals, Inc.

Attn: Chief Financial Officer

75 Kneeland Street

Boston, MA 02111

(617) 275-0040

2,860,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Leerink Partners

Guggenheim Securities

Ladenburg Thalmann

BTIG

Cantor Fitzgerald & Co.

April 29, 2015